CANARGO ENERGY CORPORATION
US $10,000,000
12% Subordinated Convertible Guaranteed Notes due June 28, 2010

NOTE AND WARRANT PURCHASE AGREEMENT

DATED JUNE 28, 2006

TABLE OF CONTENTS
(Not a part of the Agreement)

SCHEDULE A	—	Information Relating To Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 6.11	—	Subsidiary Guarantors

SCHEDULE 7.3	—	Disclosure Materials

SCHEDULE 7.4	—	Subsidiaries of CanArgo

SCHEDULE 7.5	—	Financial Statements

SCHEDULE 7.8	—	Certain Litigation

SCHEDULE 7.11	—	Licenses, Permits, etc.

SCHEDULE 7.14	—	Use of Proceeds

SCHEDULE 7.15	—	Existing Indebtedness

SCHEDULE 7.18	—	Environmental Matters

SCHEDULE 7.19	—	Basic Agreements

SCHEDULE 12.1	—	Transactions with Affiliates

SCHEDULE 12.8	—	Permitted Farmout Counterparties

CANARGO ENERGY CORPORATION
P.O. BOX 291
ST. PETER PORT, GUERNSEY
BRITISH ISLES GY1 3RR
12% Subordinated Convertible Guaranteed Notes due June 28, 2010
June 28, 2006
TO EACH OF THE PURCHASERS LISTED IN
  THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:
     CanArgo Energy Corporation, a Delaware corporation (the “Company”), agrees with Persistency, a company incorporated in the Cayman Islands (“you” or the “Purchaser” or “Persistency” and together with any other Purchasers listed in the attached Schedule A collectively referred to herein as the “Purchasers", and including and referring to any and all subsequent holders of the Notes) as follows:
SECTION 1. AUTHORIZATION OF NOTES AND WARRANTS.
     The Company will authorize the issue and sale of: (i) US$10,000,000 aggregate principal amount, of its 12% Subordinated Convertible Guaranteed Notes due June 28, 2010 (the “Notes”, such term to include any such notes issued in substitution therefore pursuant to Section 15 of this Agreement) and (ii) warrants to purchase up to 12.5 million shares at an exercise price of $1 per share, subject to adjustment, of the Company’s common stock, par value $.10 per share, expiring on the second anniversary of the Closing Date, subject to acceleration under certain circumstances (the “Warrants”). The Notes shall be substantially in the form set out in Exhibit 1, with such changes thereto, if any, as may be approved by you, the Required Holders and the Company. The Warrants purchased by Persistency pursuant to this Agreement shall be substantially in the form set out in Exhibit 2, with such changes thereto, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
SECTION 2. SALE AND PURCHASE OF NOTES AND WARRANTS.
     Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes and Warrants in the principal and share amounts specified opposite your name in Schedule A at the purchase price of 100% of the principal amount of the Notes (the “Purchase Price”).

SECTION 3. SECURITY.
     Section 3.1 Guaranty. As security for all its obligations to the Purchasers under this Agreement and the other Loan Documents, the Subsidiary Guarantors shall each absolutely, unconditionally and irrevocably, jointly and severally guarantee to each holder of the Notes and its successors and assigns, the full and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of the principal at the applicable Redemption Price and interest on (including, without limitation, interest, whether or not an allowable claim, accruing after the date of filing of any petition in bankruptcy, or the commencement of any bankruptcy, insolvency or similar proceeding relating to the Company) the Notes and all other amounts under the Note Purchase Agreement and all other obligations, agreements and covenants of the Company now or hereafter existing under the Notes, the Note Purchase Agreement or any of the other Loan Documents, subject to the prior right of the holders of the Senior Indebtedness to the full and punctual payment and performance when due of the Company’s indebtedness and obligations evidenced thereby as provided in Section 4 hereof.
SECTION 4. SUBORDINATION
     Section 4.1 Payment Subordinated. Anything in this Agreement or the Notes notwithstanding, the payment of the Subordinated Indebtedness is and shall be expressly subordinate and junior in right of payment and, as provided in Section 4.4 hereof, any exercise of remedies, to the prior payment or conversion in full of the Senior Indebtedness to the extent and in the manner provided herein, and the Subordinated Indebtedness is hereby subordinated as a claim against the Company or any of the assets of the Company whether such claim be (i) in the event of any distribution of the assets of the Company, upon any voluntary or involuntary dissolution, winding-up, total or partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving the Company or the readjustment of any of its liabilities or any assignment for the benefit of creditors or any marshaling of its assets or liabilities (collectively called a “Reorganization”), or (ii) other than in connection with a Reorganization, to the prior payment or conversion in full of the Senior Indebtedness. In furtherance of the foregoing, the Company agrees that it will not make, and the holder of Subordinated Indebtedness agrees that it will not accept or receive, any payment of Subordinated Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or cross claim, until all of the Senior Indebtedness has been paid or satisfied in full or provision made for the full payment thereof in cash or the satisfaction thereof in full, except to the extent such payment is permitted by Section 12.6 hereof.
     Section 4.2 Distributions in Reorganization.
          (a) In the event of any Reorganization relative to the Company or any of its properties, then all of the Senior Indebtedness shall first be paid in full in cash before any payment is made in respect of the Subordinated Indebtedness, and in any such proceedings any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the Agent for application in payment of the Senior Indebtedness, unless and until all such Senior Indebtedness shall have been paid or satisfied in full, and each holder of

2

Subordinated Indebtedness does hereby authorize the Agent to accept and receive for any payment or distribution and to apply such payment or distribution to the payment of the then unpaid Senior Indebtedness, and to do any and all things and to execute all instruments necessary to effectuate the foregoing. In the event that, upon any such Reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by any holder of Subordinated Indebtedness before all Senior Indebtedness is paid or satisfied in full, such payment or distribution shall be immediately paid over to the Agent for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid or satisfied in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Notwithstanding the foregoing provisions of this Section 4.2, in the event that a plan is proposed in the course of a bankruptcy proceeding in a United States Bankruptcy Court or any other court of competent jurisdiction (a “Bankruptcy Plan”) and the Agent consents thereto in writing, any holder of Subordinated Indebtedness shall be entitled to retain any cash, securities or other property payable to it in accordance with the terms of such Bankruptcy Plan.
     (b) If the Purchasers fail to file a claim in any Reorganization at least 45 calendar days prior to the date established by the rule of law or order of court for such filing, the Purchasers do hereby authorize the Agent to prove such claim in such proceedings on the Subordinated Indebtedness.
     Section 4.3 Effect of Provisions. The provisions hereof are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and the holders of Subordinated Indebtedness on the other hand, and none of such provisions shall impair, as between the Company and any holder of the Subordinated Indebtedness, the obligations of the Company which are unconditional and absolute, to pay to such holder all of the Subordinated Indebtedness in accordance with the terms thereof nor, except as provided in Section 4.4 below, shall any such provisions prevent any holder of Subordinated Indebtedness from exercising all remedies otherwise permitted by applicable law or under the terms of such Subordinated Indebtedness upon a default thereunder, subject to the rights, if any, of holders of Senior Indebtedness under the provisions of this Agreement.
     Section 4.4 Limit on Right of Action.
     (a) Each Purchaser, for itself and its successors and assigns, agrees for the benefit of the holders of the Senior Indebtedness that so long as any part of the Senior Indebtedness remains outstanding, the Purchaser will not take any action to accelerate or demand the payment of the Subordinated Indebtedness or to foreclose or otherwise realize on any security or guaranty given by the Company, any Subsidiary Guarantor or any of their Affiliates to secure or guarantee the Subordinated Indebtedness prior to the earlier of (i) a Reorganization or (ii) the acceleration of the Senior Indebtedness by the holders thereof; provided, that, the prohibition contained in this sentence shall not be applicable during any period which does not constitute a Blockage Period (as hereinafter defined); provided, further, that the Purchaser, for itself and its successors and assigns shall be permitted to take any such action only following the passage of 30 days after the Agent has received written notice of the intention of the Purchaser, for itself and its successors and assigns to take any such action and setting forth a description of the

3

action proposed to be taken, which notice may be delivered only at such time as a default shall have occurred and be continuing with respect to the Subordinated Indebtedness. The foregoing provisions of this Section 4.4 are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the holders of the Subordinated Indebtedness on the other hand and shall not limit or otherwise affect any rights which the holders of the Subordinated Indebtedness may have against the Company under the terms of this Agreement or the Notes. Each Purchaser, for itself and its successors and assigns agrees that it will not take any action that will impede, interfere with or restrict or restrain the exercise by the holders of the Senior Indebtedness of their rights and remedies under either the Senior Secured Notes or the Subordinated Notes (including, without limitation, the right to apply for and have a receiver appointed thereunder for the assets or stock of any CanArgo Group Member) and, upon commencement of any Reorganization, will take such actions as may be reasonably necessary or appropriate to effectuate the obligations of the Purchasers pursuant to this Agreement.
     (b) If an Event of Default other than a Payment Default shall have occurred, no payment on the Subordinated Indebtedness shall be made for a period (a “Blockage Period”) of time commencing upon delivery by the Agent to the Company and by the Company to the Purchasers of written notice specifying the Event of Default (the “Blockage Notice”) and continuing until the earlier of (A) 270 days from the date of delivery of the Blockage Notice or (B) the date on which all such Events of Default described in such Blockage Notice have been cured or waived; provided, that, if such Event of Default is waived by the Agent or is cured and any other Event of Default occurs or shall have occurred then no payments shall be permitted under the foregoing provisions of this paragraph (ii) until the expiration of 270 days after receipt by the Purchasers of written notice from the Company of such other Event of Default (or until the cure or waiver thereof by the Agent if such cure or waiver thereof occurs during such 270 day period)
     Section 4.5 Right to Amend, etc. The holders of the Subordinated Indebtedness acknowledge and agree that the holders of the Senior Indebtedness may, in their sole discretion (and without in any way diminishing or altering their rights hereunder or the subordination provisions contained herein), modify, amend, waive or release any of the terms of the Senior Indebtedness or of any other document relative thereto and to exercise or refrain from exercising any powers or rights which they may have thereunder; including, without limitation, the right to increase the amount, extend the maturity, change the payment terms, and to refinance all or any portion of the Senior Indebtedness. The Required Holders may modify, amend, waive or release any of the terms of this Agreement, the Notes, the Subsidiary Guaranty, the Warrants, the Registration Rights Agreement or the Subordinated Indebtedness or any document relative thereto, including, without limitation, to increase the amount, extend the maturity, change any payment terms and to refinance all or any portion of the Subordinated Indebtedness and, subject to the provisions of this Agreement, to exercise or refrain from exercising any powers or rights which they may have thereunder; provided, that, any such modification, amendment, waiver or release shall not be inconsistent with the provisions of this Section 4 or otherwise adversely affect the rights and remedies of the holders of the Senior Indebtedness hereunder. The Required Holders shall promptly notify the Agent of any such modification, amendment, waiver or release. This Agreement, together with the Notes, the Subsidiary Guaranty, the Warrants, the Registration Rights Agreement

4

and any other documents and agreements related thereto, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and may not be amended except by an instrument in writing executed and delivered by the parties hereto.
SECTION 5. CLOSING.
     The sale and purchase of the Notes to be purchased by you shall occur at the offices of Satterlee Stephens Burke & Burke LLP, 230 Park Avenue, Suite 1130, New York, New York 10169 at 10.00am, local time, at a closing (the “Closing”), or at such other place and time as may be agreed upon by the Company and the Required Holders, on June 28, 2006 or on such other Business Day thereafter on or prior to June 30, 2006 as may be agreed upon by the Company and the Required Holders (the “Closing Date”). At the Closing, the Company will deliver to each of you or your nominee or other duly authorized Person acting on your behalf the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least US$100,000 as you may request) and a Warrant each dated the Closing Date and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount specified opposite your name in Schedule A by wire transfer of immediately available funds for the account of the Company to HSBC USA, 500 Stanton, Delaware 19713-2107, ABA: 021001088, Account Name: CanArgo Energy Corporation, Account Number: # 001828509, (for further credit to:- HSBC Bank plc, PO Box 31, 13 High Street, St Peter Port, Guernsey, GY1 3AT, Account Name: CanArgo Energy Corporation, Swift Code: MIDLJESH, Sort Code: 40-49-20, Account Number: # 011-660859-360). If at the Closing the Company shall fail to tender such Notes and Warrants to you as provided above in this Section 5, or any of the conditions specified in Section 6 shall not have been fulfilled to your reasonable satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.
SECTION 6. CONDITIONS TO CLOSING.
     Section 6.1. Conditions to Purchaser’s Obligation to Purchase Notes.
     Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your reasonable satisfaction, prior to or at the Closing, of the following conditions, one or more of which may be waived in accordance with the provisions of Section 19:
     Section 6.1.1. Representations and Warranties. Each of the representations and warranties contained in Section 7 of this Agreement that are not qualified by materiality shall be true and correct in all Material respects as of the Closing Date and each of the representations and warranties contained in Section 7 of this Agreement that are qualified by materiality shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall have been true and correct as of such other date and such representations and warranties not qualified by materiality shall be true and correct in all Material respects as of such other date and except as permitted by this Agreement to change between the date of this Agreement and the Closing Date).

5

     Section 6.1.2. Performance; No Default. The Company shall have performed and complied in all Material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing; and after giving effect to the issue and sale of the Notes and Warrants (and the application of the proceeds thereof as contemplated by Schedule 7.14), no Default or Event of Default shall have occurred and be continuing. No CanArgo Group Member shall have entered into any transaction since the date of the most recent financial statements delivered pursuant to Section 7.5 that would have been prohibited by Sections 12.1, 12.3, 12.4, 12.7 or 12.9 (except with respect to transactions disclosed in Schedule 7.15) hereof had such Sections applied since such date. Without limiting your rights with respect to a breach of any representations, warranties or covenants herein, your purchase of the Notes and Warrants shall be deemed to constitute conclusive evidence of your agreement that all such agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing have been performed or waived to your satisfaction.
     Section 6.1.3. Compliance Certificates.
     (a) Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 6.1.1 and 6.1.2 have been fulfilled.
     (b) Secretary’s Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and Warrants and this Agreement.
     Section 6.1.4. Opinions of Counsel. You shall have received an opinion in form and substance satisfactory to you, dated the date of the Closing from Satterlee Stephens Burke & Burke LLP, special New York counsel, in such form and covering such matters incident to such transactions as you may reasonably request.
     Section 6.1.5. Purchase Permitted by Applicable Law, etc. On the Closing Date your purchase of the Notes and Warrants shall (i) be permitted by the applicable laws and regulations of each jurisdiction to which you are subject, without recourse to provisions permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. Your purchase of the Notes and Warrants at Closing shall be deemed conclusive evidence of your compliance with clauses (i) through (iii) above.
     Section 6.1.6. Loan Documents and Warrants. Company will execute and deliver or cause to be executed and delivered to Purchaser each of the Loan Documents and Warrants executed by the Company and the other CanArgo Group Members party thereto on the Closing Date.
     Section 6.1.7. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Loan Documents and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Required Holders and special

6

counsel for the Purchasers, and the Required Holders and such special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
     Section 6.1.8. Subsidiary Guaranties. All Subsidiary Guarantors shall have validly executed and delivered the Guaranty Agreements in form and substance reasonably acceptable to you, and such agreements shall be in full force and effect.
     Section 6.1.9. Subordinated Note Purchase Agreement. Prior to the Closing, the Purchasers shall have acquired at least five million dollars ($5,000,000) in outstanding principal amount of the Company’s Subordinated Notes pursuant to that certain Agreement of Purchase and Sale of Outstanding Senior Subordinated Convertible Guaranteed Notes dated as of the 28 day of June, 2006 (the “Subordinated Note Purchase Agreement”) by and among the Purchasers and the Sellers.
     Section 6.1.10 Subordinated Noteholder Agreement. The Company and the holders of the Subordinated Notes shall have executed and delivered copies of the Conversion Agreement in substantially the form annexed hereto as Exhibit 3 (the “Subordinated Noteholder Agreement”).
     Section 6.1.11 Consent of Senior Indebtedness. The Company shall have obtained from (i) the holders of the Senior Secured Notes, and delivered to Purchasers, a written consent in substantially the form attached hereto as Exhibit 4.1 and (ii) the holders of the Subordinated Notes, and delivered to Purchasers, a written consent in substantially the form attached hereto as Exhibit 4.2.
     Section 6.1.12 Form of Press Release The Company shall have delivered to Purchasers on or prior to the Closing one or forms of proposed press releases each in a form reasonably acceptable to the Purchaser, which the Company shall issue and file with the SEC announcing the completion of the purchase and sale of the Notes and Warrants and describing their terms and conditions and providing an operational update in customary form (collectively, the “Press Release”).
     Section 6.2 Conditions to Obligations of the Company
     The Company’s obligation to issue and sell the Notes and Warrants at Closing is subject to the fulfillment to the Company’s reasonable satisfaction, prior to or at Closing, of the following conditions, one or more of which may be waived in writing by the Company:
     Section 6.2.1 Representations and Warranties. Each of the representations and warranties of the Purchasers contained in Section 8 of this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date and each of the representations and warranties contained in Section 8 of this Agreement that are qualified by materiality shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall have been true and correct as of such other date and such representations and warranties not qualified by materiality shall be true and correct in all material respects as of such other date and except or permitted by this Agreement to change between the date of this Agreement and the Closing Date).

7

     Section 6.2.2. Performance. The Purchasers shall each have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing
     Section 6.2.3 Proceedings and Litigation. No action shall have been taken by any Governmental Authority against any party hereto seeking to delay the purchase and sale of the Notes and Warrants or other transactions contemplated by the Loan Documents.
     Section 6.2.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Company and special counsel for the Company, and such special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
     Section 6.2.5 Consents. The Company shall have received the prior written approval of the holders of the Company’s Senior Indebtedness to the consummation of the transactions contemplated hereby.
     Section 6.2.6 Subordinated Noteholder Agreement. The holders of the Subordinated Notes and the Purchasers shall have executed and delivered to the Company copies of the Subordinated Noteholder Agreement.
     Section 6.2.7 Form of Press Release The Company and the Purchasers shall have agreed upon the form of Press Release to be issued by the Company and filed with the SEC.
SECTION 7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     The Company represents and warrants, on its own behalf and on behalf of each of the CanArgo Group Members, to you on the Closing Date that:
     Section 7.1. Organization; Power and Authority. Each CanArgo Group Member is a corporation (or other legal entity) validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation (or other legal entity) and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each CanArgo Group Member has the legal power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts, to execute and deliver the Loan Documents and Warrants to which it is a party and to perform the provisions hereof and thereof.
     Section 7.2. Authorization, etc. Each of the Loan Documents and Warrants have been duly authorized by all necessary corporate action on the part of each CanArgo Group Member party thereto, and each such Loan Document and Warrant constitutes, and upon execution and delivery thereof each such Loan Document and Warrant will constitute (assuming due execution and delivery by the Purchasers to the extent provided for therein), a legal, valid and binding obligation of the CanArgo Group Member a party thereto enforceable against such Person in accordance with their respective terms, except as such enforceability

8

may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 7.3. Disclosure. Except as disclosed in Schedule 7.3, this Agreement, the Loan Documents, the Warrants, the certificates or schedules delivered to you by or on behalf of the CanArgo Group Members in connection with the transactions contemplated hereby and the financial statements listed in Schedule 7.5, taken as a whole, do not contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as expressly described in Schedule 7.3, or in one of the certificates or schedules identified therein, or in the financial statements listed in Schedule 7.5, since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the CanArgo Group Members taken as a whole except changes that are reflected in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, or that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     Section 7.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.
     (a) Schedule 7.4 contains (except as noted therein) complete and correct lists (i) of each direct and indirect Subsidiary of the Company, showing, as to each, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by any CanArgo Group Member, (ii) of the Company’s Affiliates, other than the direct and indirect Subsidiaries, (iii) of the Company’s directors and senior officers; and (iv) of each direct and indirect Material Subsidiary of the Company.
     (b) All of the outstanding shares of capital stock or other equity interest of each Subsidiary shown in Schedule 7.4 have been validly issued, are fully paid and nonassessable and are owned as indicated by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 7.4).
     (c) No CanArgo Group Member is a party to, or otherwise subject to any legal restriction or any agreement (other than the Loan Documents to which it is a party, the agreements listed on Schedule 7.4 and customary limitations imposed by corporate or fiscal law statutes) restricting the ability of such CanArgo Group Member to pay dividends out of profits or make any other similar distributions of profits to any other CanArgo Group Member that owns outstanding shares of capital stock of such CanArgo Group Member.
     Section 7.5. Financial Statements. The Company has delivered or has provided access to each Purchaser copies of the consolidated financial statements listed on Schedule 7.5 of the Company and its Subsidiaries. All of said financial statements (including in each case the related schedules and notes) fairly present in all Material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with United States GAAP

9

consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes).
     Section 7.6. Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by each of the CanArgo Group Members of the Loan Documents and Warrants to which they are a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien, except as contemplated in the Loan Documents, in respect of any property of the Company or any Subsidiary Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, Charter Document, or any other agreement or instrument to which the Company or any Subsidiary Guarantor is bound or by which the Company or any Subsidiary Guarantor or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary Guarantor or (iii) violate any provision of any current statute or other rule or regulation of any Governmental Authority applicable to the Company or any CanArgo Group Member, in each case the effect of which could have a Material Adverse Effect.
     Section 7.7. Governmental Authorizations, etc.. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or the Warrants, and by the other CanArgo Group Members of the Loan Documents to which they are a party that will not have been obtained prior to the Closing, other than such approvals, authorizations and filings which may be filed after the Closing with the SEC or other Governmental Authorities in accordance with the provisions of applicable Securities Laws and the provisions of the Registration Rights Agreement.
     Section 7.8. Litigation; Observance of Agreements, Statutes and Orders.
     (a) Except as disclosed in Schedule 7.8, there are no actions, suits or proceedings pending or, to the Knowledge of the Company or any other CanArgo Group Member, threatened against or affecting the Company or any other CanArgo Group Member or any property of the Company or any other CanArgo Group Member in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected, if adversely determined, to have a Material Adverse Effect.
     (b) Neither the Company nor any other CanArgo Group Member is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 7.9. Taxes. Except as disclosed in Schedule 7.3, the Company and each other CanArgo Group Member have filed all tax returns that are required to have been filed in any jurisdiction in the seven prior fiscal years (including the current fiscal period), and have paid all taxes shown to be due and payable on such returns and all other taxes and

10

assessments levied upon them or their properties, assets, income or franchises, or otherwise payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or any other CanArgo Group Member, as the case may be, has established adequate reserves in accordance with applicable GAAP. The charges, accruals and reserves on the books of the Company and each other CanArgo Group Member in respect of federal, provincial, state or other taxes for all fiscal periods are adequate in all Material respects. The federal income tax liabilities of the Company and each other CanArgo Group Member have been paid for the seven prior fiscal years (including the current fiscal period) up to and including the fiscal year ended December 31, 2005. No CanArgo Group Member has Knowledge of the imposition of any other tax or assessment that, individually or in the aggregate (considering all other taxes), could reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “tax” or “taxes” means any taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by any taxing or other Governmental Authority (together with any interest, penalties or similar liabilities with respect thereto).
     Section 7.10. Title to Assets of the Company. Except as disclosed in Schedule 7.3, the assets owned by the Company or the other CanArgo Group Members as described in the relevant Loan Document, are owned free and clear of any security interest, Lien, encumbrance, mortgages, security agreement or other charge other than Permitted Encumbrances and those arising under the Loan Documents.
     Section 7.11. Licenses, Permits, etc. Except as disclosed in Schedule 7.11,
     (a) the Company and each other CanArgo Group Member own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material to the conduct of their respective businesses as currently being conducted, without, to the Knowledge of the CanArgo Group Members, conflict with the rights of others;
     (b) to the Knowledge of the CanArgo Group Members, no product of any CanArgo Group Member infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and
     (c) to the Knowledge of the CanArgo Group Members, there is no Material violation by any Person of any right of any CanArgo Group Member with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any other CanArgo Group Member.
     Section 7.12. Benefit Plan Compliance.
     (a) The Company is in compliance in all Material respects with all presently applicable provisions of the ERISA; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to

11

termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Code, including the regulations and published interpretations thereunder; and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all Material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
     (b) Neither the Company nor any ERISA Affiliate of the Company maintains any Foreign Pension Plan.
     Section 7.13. Private Offering by the Company. Neither the Company nor to the Knowledge of the Company anyone authorized to act on its behalf has offered the Notes or the Warrants or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you and not more than 35 other Institutional Investors, each of which has been offered the Notes and Warrants at a private sale for investment and not with a view to the distribution thereof or any interest therein. Neither the Company nor to the Knowledge of the Company anyone authorized to act on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act; provided, however, the availability of an exemption from the registration requirements of Section 5 is based upon the accuracy and completeness of the representations and warranties of each Purchaser (and each other Person acquiring Notes and Warrants from such Purchaser) set forth in Section 8 on which the Company will rely.
     Section 7.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes and Warrants as set forth in Schedule 7.14. No part of the proceeds from the sale of the Notes and Warrants hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the Consolidated Assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     Section 7.15. Existing Indebtedness; Future Liens.
     (a) Schedule 7.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company. Since March 31, 2006, except as set forth on Schedule 7.15, there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company. Neither the Company nor any other CanArgo Group Member is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or any other CanArgo Group Member and no event or condition exists with respect to any Material Indebtedness of the Company or any other CanArgo Group Member that would permit (or that with notice or the lapse of time, or both, would permit) one or more

12

Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
     (b) Except as disclosed in Schedule 7.15, neither the Company nor any other CanArgo Group Member has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 12.3.
     Section 7.16. Foreign Assets Control Regulations, etc.. Neither the sale of the Notes and Warrants by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
     Section 7.17. Status under Certain Statutes. Neither the Company nor any other CanArgo Group Member is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
     Section 7.18. Environmental Matters. Except as disclosed in Schedule 7.18, neither the Company nor any other CanArgo Group Member has received any notice of any claim, and to the Knowledge of the CanArgo Group Members, no proceeding has been instituted raising any claim against the Company or any other CanArgo Group Member or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any applicable Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in Schedule 7.18:
     (a) neither the Company nor any other CanArgo Group Member has been notified of any claim, public or private, regarding a violation of applicable Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;
     (b) neither the Company nor any other CanArgo Group Member has stored any Hazardous Materials, except Hydrocarbons and Hazardous Materials used by the Company in the ordinary course of business outside of the United States, on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any applicable Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and
     (c) all buildings on all real properties now owned, leased or operated by the Company or any other CanArgo Group Member are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
     Section 7.19. Basic Documents. Save as disclosed in Schedule 7.3, with respect to the Basic Agreements:

13

     (a) no Basic Agreement has been Impaired and is not in full force and effect in accordance with its terms and each Basic Agreement constitutes a valid and binding obligation of each CanArgo Group Member party thereto;
     (b) to the Knowledge of the Company no other party to any Basic Agreement (or any successor in interest to that party) is in breach or default with respect to any of its obligations under the Basic Agreements which could reasonably be expected to have a Material Adverse Effect;
     (c) no party to any Basic Agreement has given or to the Knowledge of the Company has threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Agreement or any of their provisions;
     (d) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a breach of, a default under, or other violation of the provisions of any Basic Agreement;
     (e) the Basic Documents constitute all Material contracts and agreements to which the CanArgo Group Members are a party and the Purchasers have received a certified copy of each Basic Agreement to which the CanArgo Group Members are a party, in each case as in effect on the date of delivery, and each amendment, modification or supplement thereto;
     (f) no event of force majeure (as defined in any Basic Agreement) has occurred and is continuing under any Basic Agreement, which could reasonably be expected to have a Material Adverse Effect; and
     (g) all Material conditions precedent to the obligations of the CanArgo Group Members under the Basic Agreements have been satisfied and, to the Knowledge of the CanArgo Group Members, all Material conditions precedent to the obligations of the counter-parties to the Basic Agreements have been satisfied.
     Section 7.20. Solvency. The Company is, and on giving effect to the issuance of the Notes and the transactions contemplated by the Loan Documents will be, a “solvent institution” as such term is used in Section 1405(c) of the New York Insurance Law, whose “obligations...are not in default as to principal or interest” as such terms are used in said Section 1405(c).
SECTION 8. REPRESENTATIONS OF THE PURCHASER.
     Section 8.1. Due Authorization; Absence of Conflicts; Enforceability; Purchase for Investment, etc.
     (a) You represent and warrant to Company that you have the full legal capacity, power and authority to execute, deliver and perform the Loan Documents and Warrants to which you are a party; the execution, delivery and performance by you of each Loan Document and Warrant to which you are a party have been duly authorized by all necessary legal action on your part; your execution, delivery and performance of the Loan Documents and Warrants to

14

which you are a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with (i) any provision of any governing instrument applicable to you, or (ii) any Material permit, franchise, judgment, decree, law, rule or regulation applicable to you or your assets, or (b) result in any Material breach of any terms or provisions of, or constitute a Material default under, any Material contract, agreement or instrument to which you are a party or by which you are bound; and such Loan Document and Warrant constitutes a legal, valid and binding obligation enforceable against you in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (b) You represent and warrant to the Company that you are purchasing the Notes and Warrants and upon their respective conversion and exercise, the shares of Common Stock of the Company, for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds for investment and not with a view to the distribution thereof or any interest therein, provided that the disposition of your or their property shall at all times be within your or their control and in compliance with applicable Securities Laws. You understand that the Notes and Warrants and except as contemplated by the Registration Rights Agreement, upon their respective conversion and exercise, the Common Stock has not been and will not be registered under any Securities Laws and may be resold only if registered pursuant to the provisions of applicable Securities Laws or if an exemption from such registration is available, except under circumstances where neither such registration nor such an exemption is required by law. You represent and warrant to the Company that you are an “accredited investor” as defined under Rule 501(a) of the Securities Act and are not a “U.S. person” as defined in Regulation S promulgated under the Securities Act.
     (c) You understand that you must bear the economic risk of an investment in the Notes, the Warrants and the shares of Common Stock issuable upon their respective conversion and exercise because, among other reasons, the offering and sale of Notes and Warrants and except to the extent contemplated by the Registration Rights Agreement, the Common Stock have not been and will not be registered under applicable Securities Laws; the Notes and Warrants and the shares of Common Stock issuable upon their respective conversion and exercise are “restricted securities” as defined in Rule 144 promulgated under the Securities Act and, therefore, the Notes and Warrants and such shares cannot be sold unless such sales are subsequently registered under applicable Securities Laws or an exemption from such registration is available. A legend to this effect shall be set forth on the face of each Note and Warrant and absent an effective registration under the Securities Act each certificate evidencing any shares of Common Stock issued upon their respective conversion or exercise.
     (d) You have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of your investment in the Notes and the shares of Common Stock issuable upon

15

conversion of the Notes or exercise of the Warrants and you are capable of bearing the economic risks of such investment, including a complete loss of your investment.
     Section 8.2. Access to Information. Without affecting your right to rely on the Company’s representations and warranties set forth herein, you have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense concerning the Company, its business affairs, financial condition and terms and conditions of the purchase of Notes and Warrants and their respective conversion and exercise as you have requested in order to enable you to evaluate the merits and risks of an investment in the Notes and upon their conversion the Common Stock.
     Section 8.3. Source of Funds. You represent and warrant to the Company that the source of funds to be used by you to pay the purchase price of the Notes and Warrants to be purchased by you hereunder is from your own personal assets and is not: an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995); an employee benefit plan or group of plans maintained by the same employer or employee organization or a separate account or trust fund comprised of one or more employee benefit plans; an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990); a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991); an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption); or a governmental plan.
     As used in this Section 8.3, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
SECTION 9. INFORMATION AS TO COMPANY.
     Section 9.1. Financial and Business Information. The Company shall deliver to each of the Purchasers:
     (a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:
     (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
     (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding interim periods in the previous fiscal year, all in reasonable detail, prepared in accordance with United States GAAP applicable to quarterly financial statements

16

generally and certified by a Senior Financial Officer of the Company as fairly presenting, in all Material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnotes, provided that delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q, including the Interim Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 9.1(a);
     (b) Annual Statements — within 105 days after the end of each fiscal year of the Company duplicate copies of,
     (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and
     (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with United States GAAP and accompanied by an opinion thereon of L J Soldinger Associates LLC or other independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all Material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with United States GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K, including audited Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for such fiscal year (together with the Company’s annual report to shareholders, if any) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 9.1(b);
     (c) Public Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company with the SEC and of all press releases and other statements made available generally by the Company to the public concerning developments that are Material, except in each case for those that are promptly made available on EDGAR. Documents required to be delivered pursuant to Section 9.1(a), (b) and this Section 9.1(c) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be considered delivered timely if delivered to the SEC in a timely manner and may be delivered electronically. If so delivered, they shall be deemed to have been delivered on the date (i) on which the Company

17

posts such documents, or provides a link thereto on the Company’s website on the Internet; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website (such as EDGAR), if any, to which each Purchaser has access; provided, that: (A) the Company shall deliver paper copies of such documents to any holder of a Note that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by such holder and (B) the Company shall notify the holders of the Notes (by telecopier or electronic mail) of the posting of any such documents and provide to such holder by electronic mail electronic versions in portable document format (i.e., pdf copies) of such documents. You hereby acknowledge and agree that the electronic transmission of information cannot be guaranteed to be secure or virus or error free; such information can be intercepted, corrupted, lost, destroyed, arrive late or incomplete or otherwise be adversely affected or unsafe to use and you further recognize that, while the Company shall take all commercially reasonable steps to minimize such risks, systems and procedures cannot be a guarantee that transmissions will be unaffected by such hazards.
     (d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming actually aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default hereunder or that any Person has given any notice or taken any action with respect to a claimed Default of the type referred to in Section 13(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
     (e) ERISA Matters — promptly, and in any event within five Business Days after the Company receives notice of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company, an ERISA Affiliate or another Affiliate proposes to take with respect thereto:
     (i) with respect to any Plan subject to ERISA, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
     (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA, for the termination of, or the appointment of a trustee to administer, any Plan subject to ERISA, or the receipt by the Company or any ERISA Affiliate or other Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
     (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate or other Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate or other Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such

18

liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or
     (iv) any contribution required to be made with respect to a Foreign Pension Plan which is not made within the time limit applicable thereto where such failure could reasonably be expected to have a Material Adverse Effect; or
     (v) either the Company or an ERISA Affiliate incurring a Material liability pursuant to any Foreign Pension Plan which could reasonably be expected to have a Material Adverse Effect.
     (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to any CanArgo Group Member from any federal, provincial, territorial or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
     (g) Requested Information — with reasonable promptness, such other data and information in the possession or control of the Company or any other existing or future CanArgo Group Member or which the Company may obtain without unreasonable effort or expense relating to the business, operations, affairs, financial condition, assets or properties of the existing and future CanArgo Group Members or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.
     Section 9.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 9.1(a) or Section 9.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:
     (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 11.1 through Section 12.12 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
     (b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the CanArgo Group Members from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that to the actual and not constructive Knowledge of such officer such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of any CanArgo Group Member to comply with any

19

applicable Environmental Law), specifying the nature and period of existence thereof and what action the Company or its Affiliates has taken or proposes to take with respect thereto.
     Section 9.3. Inspection. Subject to the provisions of Section 22, the Company shall permit the representatives of each holder of Notes that is an Institutional Investor, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the CanArgo Group Members with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the CanArgo Group Members), and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the CanArgo Group Members all at such reasonable times and as often as may be reasonably requested in writing.
SECTION 10. PREPAYMENT OF THE NOTES; CHANGE IN CONTROL.
     Section 10.1. Optional Prepayments. The Company may, at its option, upon notice as provided below, prepay (i) at any time after June 28, 2007, from time to time, up to, but not in excess of, an aggregate of five million dollars ($5,000,000.00) in aggregate principal amount outstanding under the Notes and (ii) at any time after June 28, 2008, from time to time, the remaining outstanding principal amount due under the Notes, in each case in a principal amount of not less than a whole multiple of $100,000 in the case of a partial prepayment, and, in all cases, at the Redemption Prices (expressed as percentages of the principal amount so prepaid), set forth in Section 10.5. The Company will give each holder of Notes written notice of each optional prepayment under this Section 10.1 not less than 60 days and not more than 120 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 10.2), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, at the Redemption Price pursuant to Section 10.5. Each holder of the Notes will have the option to receive such prepayment in cash pursuant to this Section 10 or to convert such Notes pursuant to Section 11.7. Each Holder that elects to convert such Notes pursuant to Section 11.7 will give the Company written notice of each election under this Section 10.1 not less than 30 days and not more than 45 days prior to the date fixed for such prepayment.
     Section 10.2. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
     Section 10.3. Maturity; Surrender, etc. In the case of each prepayment of Notes pursuant to this Section 10, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date, at the applicable Redemption Price. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, at the applicable Redemption Price, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be

20

surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note. In the case of any conversion of Notes pursuant to Section 11.7, the interest on the principal amount of the converted Notes through the date of conversion shall be due and payable on the date of conversion.
     Section 10.4. Purchase of Notes. Save with the consent of the Required Holders, the Company will not and will not permit any CanArgo Group Member to directly or indirectly purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or pursuant to an offer to purchase made to all holders on the same terms and conditions. The Company will promptly cancel all Notes acquired by it or any CanArgo Group Member pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
     Section 10.5. Redemption Price. The term “Redemption Price” means, with respect to any Note, an amount determined in accordance with the following table:

After:	Redemption Price
June 28, 2007	105%
June 28, 2008	103%
     Section 10.6. Change in Control.
     (a) Notice of Change in Control or Control Event. The Company will, within five Business Days after any Responsible Officer has actual and not constructive knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes (“Prepayment Notice”) unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 10.6. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in Section 10.6(c) and shall be accompanied by the certificate described in Section 10.6(f).
     (b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 15 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 10.6(c), accompanied by the certificate described in Section 10.6(f), and (ii) contemporaneously with the action taken to consummate or finalize any such Change in Control, it prepays all Notes required to be prepaid in accordance with this Section 10.6.
     (c) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 10.6 shall be an offer to prepay, in accordance with and subject to this Section 10.6, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean

21

such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 10.6, such date shall be not less than 30 days and not more than 90 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 30th day after the date of such offer). The Company and the Purchasers’ obligations pursuant to a Prepayment Notice will lapse if for any reason such Change in Control or the occurrence of a Control Event is not consummated or finalized in accordance with this Section 10.6 within 180 days of the Proposed Prepayment Date, or such other period as the Company and the Required Holders may agree in writing, and the Company shall continue to be subject to the terms of this Section 10.6.
     (d) Acceptance. A Purchaser may accept the offer to prepay made pursuant to this Section 10.6 by causing notice of such acceptance to be delivered to the Company at least 15 days prior to the Proposed Payment Date. A failure by a Purchaser to respond to an offer to prepay made pursuant to this Section 10.6 shall be deemed to constitute an acceptance of such offer by such Purchaser.
     (e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 10.6 shall be in an amount equal to 101% of the outstanding principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date.
     (f) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 10.6 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 10.6; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 10.6 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.
     (g) “Change in Control” Defined. “Change in Control” means (a) the Company shall at any time cease to be a publicly held company or cease to have its capital stock traded on an exchange or (b) a transaction or series of related transactions pursuant to which (i) at least fifty-one percent (51%) of the outstanding shares of Common Stock of the Company or, on a fully diluted basis, shall subsequent to the date of this Agreement be owned by any Person (as hereinafter defined) which is not related to or Affiliated with the Company, (ii) the Company merges into or with, consolidates with or effects any plan of share exchange or other combination with any Person which is not related to or Affiliated with the Company, or (iii) the Company disposes of all or substantially all of its assets other than in the ordinary course of business; provided, however, the Tethys Spin Out shall not be deemed to constitute the disposition of all or substantially all of the assets of the Company.

22

     (h) “Control Event” Defined. “Control Event” means:
     (i) the execution by any CanArgo Group Member of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, or
     (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control.
SECTION 11. AFFIRMATIVE COVENANTS.
     The Company covenants, on its behalf and on behalf of all the other CanArgo Group Members, that so long as at least $1 million in aggregate principal amount of the Notes is outstanding:
     Section 11.1. Compliance with Law. The Company will and will cause each of the other CanArgo Group Members to comply with all applicable laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, applicable Environmental Laws, in all respects, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case except to the extent that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 11.2. Insurance. Except for or as a result of the failure by a counterparty to comply with its obligations under a Basic Document, the Company will and will cause each of the other CanArgo Group Members to maintain with insurers which on the date the policy commences are financially sound and reputable, insurance with respect to their respective Material properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. To the extent a counterparty to a Basic Document fails to comply with its obligations under a Basic Document, the Company shall, or shall cause any Material Subsidiary that is a party to such Basic Document, to use commercially reasonable efforts to enforce the terms of the Basic Document.
     Section 11.3. Maintenance of Properties. Except for or as a result of the failure by a counterparty to comply with its obligations under a Basic Document, the Company will and will cause each of the other CanArgo Group Members to maintain and keep, or cause to be maintained and kept, their interests in the respective Properties constituting Material tangible personal property in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be conducted in the ordinary course at all times, provided that the Tethys Spin Out shall not constitute a failure to maintain an interest in the respective Properties constituting Material tangible personal property nor shall this Section prevent the Company or any of the other CanArgo Group

23

Members from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 11.4. Payment of Taxes and Claims. The Company will and will cause each of the other CanArgo Group Members to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be properly due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become properly due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have become a Lien on properties or assets of the Company or any other CanArgo Group Member, provided that neither the Company nor any other CanArgo Group Member need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such other CanArgo Group Member on a timely basis in good faith and in appropriate proceedings, and the Company or such other CanArgo Group Member has established adequate reserves therefor in accordance with appropriate GAAP on the books of the Company or such other CanArgo Group Member or (ii) the nonpayment of all such taxes and assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     Section 11.5. Corporate Existence, etc. The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 12.2 and 12.8, the Company will at all times preserve and keep in full force and effect the corporate existence of each of the other CanArgo Group Members (unless merged into the Company or a Material Subsidiary) and all rights and franchises of the Company and the other CanArgo Group Members unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 12.2.
     Section 11.6. Additional Subsidiaries. All Material Subsidiaries of the Company formed or acquired after the date of the Closing shall execute a Subsidiary Guaranty substantially in the form required by the terms of the Subsidiary Guaranty and shall thereafter be deemed to constitute a CanArgo Group Member. Notwithstanding the foregoing, the Parties agree that the following Persons shall not be obliged, pursuant to the requirements of this Section 11.6, to execute and deliver a Subsidiary Guaranty: (i) a Material Subsidiary of the Company in which an equity holder in such Material Subsidiary owns 20% or greater of all Equity Interest in such a Material Subsidiary, (ii) BN Munai LLP, (iii) a Subsidiary of BN Munai LLP, or (iv) a Material Subsidiary that is a Material Subsidiary solely because such Material Subsidiary has Indebtedness outstanding of greater than $2,500,000 to a CanArgo Group Member and the Company, directly or indirectly, owns less than 75% of all of the Equity Interest of such Material Subsidiary.
     Section 11.7. Conversion of Note Purchasers shall have the right to convert each of their Notes as follows:
     (a) At any time a Purchaser may convert all or, subject to the limitations hereinafter set forth, a portion of the outstanding principal

24

(an “Optional Conversion”) into shares of Common Stock of the Company at a price per share equal to US$1 per share, as such price may be adjusted pursuant to Section 11.7(e) and 11.7(f) (“Conversion Price”), except that Persistency may not convert any portion of the outstanding principal on the Notes purchased by Persistency pursuant to this Agreement until at least six (6) months from the Closing Date, unless there is a Mandatory Exercise of the Warrants, as defined in the Warrant, in which case any and all of the outstanding Notes held by Persistency shall automatically and simultaneously become immediately convertible at the option of the Purchaser on receipt of the Mandatory Exercise Notice, as defined in the Warrant. Any such Optional Conversions of a portion of the Notes shall be in minimum aggregate amounts of $100,000, or multiples thereof.
     (b) Provided that the holders of the Senior Secured Notes have converted all their Senior Secured Notes into shares of Common Stock, the Company may, at its option, require the conversion of all the outstanding Notes (a “Mandatory Conversion”) into shares of fully paid, non-assessable Common Stock. The Company may exercise this option only if for five (5) consecutive trading days, including the last trading day of such period, the Current Market Price (as defined below) of the Common Stock equals or exceeds $1.50 (or its equivalent in NOK), such price to be subject to adjustments in the same manner and for the same events as the Conversion Price in pursuant to Section 11.7(e) and 11.7(f). In order to exercise the Mandatory Conversion, the Company must notify the Purchasers prior to the opening of business on the second trading day after any period in which the last of the conditions in the preceding sentences have been met (a “Mandatory Conversion Notice”). Any Mandatory Conversion Notice shall be automatically deemed a notice for acceleration of the Warrants, which shall automatically become immediately exercisable on receipt of such notice. The notice shall specify the Mandatory Conversion Date and provide the current Conversion Price and Current Market Price of the Common Stock, in each case as of the close of business on the trading day next preceding the date of the notice, and the Mandatory Conversion shall occur at such current Conversion Price set forth in such notice in the manner provided in this Section 11.7. Effective as of the close of business on the Mandatory Conversion Date, the Notes shall be deemed fully paid and shall no longer be deemed to be issued and outstanding, and the Warrants shall be fully exercisable. The Company shall deliver to the Purchasers certificates representing the shares of Common Stock which the Purchasers are entitled to receive as a result of the Mandatory Conversion and shall pay to the Purchasers in cash all interest accrued under the Notes to the Mandatory Conversion Date, as promptly as possible and in any event no later than five (5) Business Days after the Mandatory Conversion Date. The Mandatory Conversion Date will be the second business day after which the Company has issued the notice announcing its intention to exercise its Mandatory Conversion Right. The term “Current Market Price” of the Common Stock for any day means the reported per share closing bid price, regular way, on such day, as reported on the AMEX, or, if the Common Stock is not listed or admitted to trading on the AMEX on such day, on The Oslo Stock Exchange (“OSE”), if the Common Stock is not listed on such securities exchanges, or the Nasdaq NMS or, if the Common Stock is not quoted or admitted to trading on such quotations system, on the principal quotation system in which the Common Stock may be

25

listed or admitted to trading or quoted or, if not listed or admitted to trading or quoted on any securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or similar generally accepted reporting service, or, if not so available in such manner, as furnished by any AMEX member firm selected from time to time by the Board of Directors of the Company for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of the Company, which determination shall be conclusive.
     (c) To elect any Optional Conversion, a Purchaser shall provide to the Company written notice of said election. The parties shall thereafter proceed with diligence to close said conversion not more than 30 days following the Company’s receipt of the election notice. The effective date of any conversion shall be the date on which the election notice is delivered to the Company provided that closing occurs not later than 30 days after a Purchaser’s election notice is delivered to the Company. Any Purchaser electing to convert its Notes shall realize all economic and equitable benefits of conversion from and after said effective date. The Company shall pay to the Purchasers in cash all interest accrued under the Notes through the effective date of any Optional Conversion.
     (d) Upon the closing of either an Optional or a Mandatory Conversion, the Company shall authorize and issue to the holders of the Notes a certificate representing the applicable number of shares of Common Stock issuable upon such conversions in accordance with this Section 11.7.
     (e) So long as any Notes or Warrants are outstanding, in the event the Company issues equity securities after the date of this Agreement (other than pursuant to the granting of stock options pursuant to employee stock option plans approved by the Company’s stockholders; or the exercise or conversion of outstanding warrants, stock options or convertible securities, including without limitation the conversion of the Senior Secured Notes) with a price of less than US$1 per share, as adjusted, such price per share determined net of all discounts, fees, costs and expenses incurred in connection with such issuance, then the Conversion Price in Section 11.7(a)(i) and the exercise price of the Warrants shall be automatically reset to the lowest net effective price per share, without any further action of the Purchasers. Notwithstanding the foregoing, in no event shall the number of shares of Common Stock issuable to the Purchasers pursuant to this Section 11.7(e) cause the Purchasers to own in excess of 19.9% of the outstanding Common Stock of the Company as at the date of this Agreement unless the Company has obtained the prior approval of its stockholders as required by Section 713 of the AMEX Company Guide as in effect from time to time; provided, however, that the Company shall use its commercially reasonable efforts to diligently seek to obtain such approval of its stockholders.
     (f) In the event the number of outstanding shares of Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, combination, merger, consolidation or any similar transaction, then the Conversion Price in Section 11.7(a)(i) and the exercise price of the Warrants and the number of shares of Common Stock issuable upon conversion of the Notes and exercise of the

26

Warrants will be appropriately adjusted to reflect any such event, such that the holders will receive upon either an Optional or a Mandatory Conversion the identical number of shares of Common Stock or other consideration or property to be received by the holders of the Common Stock as if the holders had converted their Notes immediately prior to any such event as such amount would then be adjusted by reason of such stock split, stock dividend, reverse stock split, reclassification, recapitalization, combination, merger, consolidation or other similar transaction. No fractional shares of Common Stock shall be issued upon any Optional or Mandatory Conversion or exercise; instead the Conversion Price and the exercise price of the Warrants shall be appropriately adjusted so that holders shall receive the nearest whole number of shares upon any such conversion or exercise.
     Section 11.8. Payment of Special Counsel and other Fees. The Company shall pay or cause to be paid within ten Business Days after receipt of an invoice therefor the reasonable fees, charges and disbursements of your special counsel and the fees of other professionals engaged to represent the Purchasers in connection with this Agreement. The Company’s obligation to pay all such fees shall not to exceed in the aggregate US$75,000 for services rendered by all such counsel and other professionals in connection with the transactions contemplated by the Loan Documents or any amendments thereof.
     Section 11.9. Issuing the Press Release and Filing a Current Report of Form 8-K The Company shall issue the Press Release and file a Current Report on Form 8-K with the SEC within four (4) Business Days after the Closing announcing the completion of the purchase and sale of the Notes and Warrants, describing their terms and conditions and attaching a copy of the Press Release as an Exhibit.
     SECTION 12. NEGATIVE COVENANTS.
     Subject to the provisions of Section 12.12, without the prior written consent of the Required Holders, the Company covenants, on its own behalf and on behalf of each of its other CanArgo Group Members that so long as at least $1 million in aggregate principal amount of the Notes is outstanding:
     Section 12.1. Transactions with Affiliates. Except as provided in Schedule 12.1 and Section 12.12, the Company will not and will not permit any other CanArgo Group Member to enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of Material properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Material Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such CanArgo Group Member’s business and upon fair and reasonable terms no less favorable to the Company or such CanArgo Group Member than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
     Section 12.2. Merger, Consolidation, etc. The Company will not, and will not permit any other CanArgo Group Member to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person (except that a Material Subsidiary of the Company may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, another Material Subsidiary or the Company and (y) convey, transfer or lease all of its assets in compliance with the provisions of Section

27

12.8, provided immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing).
     Section 12.3. Liens. The Company will not, and will not permit any other CanArgo Group Member to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such other CanArgo Group Member, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
     (a) Liens for taxes, assessments or other governmental charges or levies the payment of which is not at the time required by Section 11.4;
     (b) statutory Liens of landlords, Governmental Authorities and Liens of carriers, operators, vendors, equipment lessors, warehousemen, mechanics, repairmen, suppliers, workers, construction materialmen and other similar Liens and other like Liens incident of the exploration, development, operation and maintenance of oil and gas properties, in each case, incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by Section 11.4;
     (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, trade contracts, leases (other than Capital Leases), government contracts, performance bonds, purchase, construction or sales contracts, regulatory obligations and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;
     (d) any attachment or judgment Lien, not giving rise to an Event of Default;
     (e) leases or subleases granted to others, easements, reservations, servitudes, permits, conditions, covenants, exceptions, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from value of such property;
     (f) any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Company or any other CanArgo Group Member after the date of the Closing, provided that
     (i) any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired, leased or

28

constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired, leased or constructed property (or improvement thereon) or which is real property being improved by such acquired, leased or constructed property (or improvement thereon),
     (ii) the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to 80% (but 100% in the case of property (or improvement thereon) the acquisition of which is financed through a Capital Lease Obligation) of the lesser of (A) the cost to the Company or such other CanArgo Group Member of the property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction,
     (iii) any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition, lease or construction of such property;
     (g) Liens securing Indebtedness arising under the Loan Documents;
     (h) contractual Liens which arise in the ordinary course of business under and pursuant to the terms of the Basic Documents or other concession agreements, production sharing agreements and contracts; joint venture, exploration, limited or general partnership, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; exploration, production and development licenses; operating agreements; drilling agreements; oil and gas leases; farm-out and farm-in agreements; division orders; contracts for the sale, transportation or exchange of oil and natural gas; unitization and pooling declarations and agreements; area of mutual interest agreements; overriding and net profits royalty agreements; marketing agreements; processing agreements; development agreements; gas balancing or deferred production agreements; injection, repressuring and recycling agreements; salt water or other disposal agreements; seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with applicable GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Company or any other CanArgo Group Member or materially impair the value of such property subject thereto;
     (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of

29

the Federal Reserve System of the United States of America (or any successor Governmental Authority) or other Governmental Authority and no such deposit account is intended by the Company or any other CanArgo Group Member to provide collateral to the depository institution, except in each such case in connection with letter of credit obligations issued pursuant to or in connection with any Basic Documents or other agreements referred to in clause (h);
     (j) Other Liens not described in clauses (a) to (i) of this Section on the property of the Company or any Subsidiary in an aggregate amount at any time not exceeding US$100,000; and
     (k) Permitted Encumbrances.
     Section 12.4. Priority. Company shall not, without the consent of the Required Holders, issue any Indebtedness with priority over the Notes other than the Senior Indebtedness and Permitted Indebtedness.
     Section 12.5. Line of Business. The Company will not, and will not permit any other CanArgo Group Member to, engage to any substantial extent in any business other than the businesses in which the Company and the other CanArgo Group Members are engaged on the date of this Agreement and businesses reasonably related thereto or in furtherance thereof.
     Section 12.6. Restricted Payments. Subject to the provisions of Section 12.12, the Company will not make any Restricted Payments, except (a) the Company may declare and pay (i) dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests or Indebtedness and (ii) interest and principal on Indebtedness owed by the Company to another CanArgo Group Member in either case which does not contravene the provisions of this Agreement, and (b) the Company may make distributions pursuant to and in accordance with stock incentive plans or other Plans for management or employees of the Company and its Subsidiaries.
     Section 12.7. Sale-and-Leasebacks. The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale-and-Leaseback Transaction.
     Section 12.8. Sale of Assets, etc.
     (1) Sale of Assets, etc. The Company will not, and will not permit any other CanArgo Group Members to, make any Transfer, provided that the foregoing restriction does not apply if:
     (a) the property that is the subject of such Transfer constitutes either (i) inventory held for sale (including the sale of Hydrocarbons in the ordinary course of business, including, without limitation, pursuant to advance sales contracts, forward contracts and production payments), (ii) abandonments, assignments, leases, subleases or farm-outs of oil and gas properties or dispositions of properties pursuant to operating agreements or other forms of exploration and development agreements or option agreements or (iii) property, equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or such Subsidiary or that is redundant, condemned, obsolete, and, in the case of any Transfer described in clauses (i) through (iii),

30

such Transfer is in the ordinary course of business (an “Ordinary Course Transfer”); or
     (b) either
     (i) such Transfer is from a CanArgo Group Member to the Company, or
     (ii) such Transfer is from the Company to a CanArgo Group Member or from a CanArgo Group Member to another CanArgo Group Member and in either case is for Fair Market Value, so long as immediately before and immediately after the consummation of such transaction, and after giving effect thereto, no Default or Event of Default exists or would exist (each such Transfer, an “Intergroup Transfer”); or
     (c) it involves oil and gas properties or interests therein that are exchanged for other oil and gas properties or interests therein in arms length transactions or such Transfer is pursuant to a Permitted Farmout Arrangement; or
     (d) it involves the conversion to equity capital of any Indebtedness owed to the Company by Tethys which arose prior to May 31, 2006 and occurs contemporaneously with the Tethys Spin Out; or
     (e) it involves the sale of Tethys Common Stock by the Company and/or Tethys completing the Tethys Spin Out, provided, however that at the time of completion of the Tethys Spin Out, each of the Tethys Subsidiaries repays the Company, in full, in cash, all accrued interest and outstanding principal under any Indebtedness arising from any advance made by the Company to either of the Tethys Subsidiaries after May 31, 2006.
     (2) Disposal of Ownership of a CanArgo Group Member. The Company will not, and will not permit any CanArgo Group Members to, sell or otherwise dispose of any shares of Subsidiary Stock, nor will the Company permit any such CanArgo Group Member to issue, sell or otherwise dispose of any shares of its own Subsidiary Stock, provided that the foregoing restrictions do not apply to:
     (a) the issue of directors’ qualifying shares by any such Material Subsidiary;
     (b) any such Transfer of Material Subsidiary Stock constituting an Intergroup Transfer;
     (c) any issuance of shares of Subsidiary Stock by a Material Subsidiary that qualifies as a Permitted Farmout Arrangement;
     (d) the disposition or dissolution of any Subsidiary that is not a Material Subsidiary; provided that the proceeds of such disposition or assets of the Subsidiary are transferred to another CanArgo Group Member and immediately before and immediately after the consummation of such transaction, and after giving effect thereto, no Default or Event of Default exists or would exist;

31

     (e) the conversion of the Subordinated Notes into Tethys Common Stock;
     (f) the sale of Tethys Common Stock by the Company and/or Tethys in completing the Tethys Spin-Out, provided, however, that at the time of completion of the Tethys Spin-Out, each of the Tethys Subsidiaries repays to the Company, in full, in cash, all accrued interest and outstanding principal under any Indebtedness arising from any advance made by the Company to either of the Tethys Subsidiaries after May 31, 2006; and
     (g) the sale by Tethys of up to $5,000,000 in equity prior to the Tethys Spin-Out, provided that the pre-money enterprise valuation of Tethys at the time of such sale is at least $52,000,000, and so long as the proceeds from such sale are used to complete the infrastructure necessary to achieve first gas. Proceeds from any such sale shall not be required to be used to repay to the Company any accrued interest and outstanding principal under any Indebtedness arising from any advance made by the Company to either of the Tethys Subsidiaries after May 31, 2006.
Section 12.9. Future Indebtedness. Neither the Company nor any other CanArgo Group Member shall incur any Indebtedness after the date of this Agreement other than (a) Indebtedness outstanding under the Senior Secured Notes, provided that no amendment or modification to the Senior Secured Notes shall increase the aggregate principal amount then outstanding thereunder, (b) Indebtedness outstanding under the Subordinated Notes, provided that no amendment or modification to the Subordinated Notes shall increase the aggregate principal amount then outstanding thereunder, (c) Indebtedness outstanding under the Notes, (d) any additional unsecured Indebtedness from lenders other than CanArgo Group Members, the aggregate amount outstanding thereunder for the CanArgo Group in the aggregate shall not at any time exceed US$2,500,000, (e) unsecured Indebtedness of the Company or another CanArgo Group Member to another CanArgo Group Member, provided that such Indebtedness is subordinated in right of payment to the rights of the holders of Senior Indebtedness and the Notes, such subordination to be upon terms set forth in the Senior Secured and Subordinated Note and the Loan Documents (as defined therein) related thereto and the provisions of Section 4 hereof (the Indebtedness represented by the Notes constituting “Senior Indebtedness” for the purposes of such Section); (f) Indebtedness of a CanArgo Group Member to a direct or indirect Subsidiary of the Company that is not a Material Subsidiary provided that the aggregate amount outstanding thereunder at any time shall not exceed US$1,500,000; (g) Indebtedness of the Company or a CanArgo Group Member to BN Munai LLP or a Subsidiary of BN Munai LLP; and (h) Indebtedness incurred by Tethys through a bridge loan of up to $5,000,000 from Ingalls & Snyder in advance of any Tethys IPO (the “Tethys Bridge Financing”), provided that (i) Persistency has the option to participate in up to 5/13ths of the Tethys Bridge Financing, in pro rata proportion to its interest, and (ii) should any lending party in the Tethys Bridge Financing elect not to participate in the transaction, the other lending parties may additionally participate in place of the non-electing party, and (iii) funds from the Tethys Bridge Financing are used to complete the infrastructure necessary to achieve first gas. Funds from the Tethys Bridge Financing shall not be required to be used to repay to the Company any accrued interest and outstanding principal under any Indebtedness arising from any advance made by the Company to either of the Tethys Subsidiaries after May 31, 2006. In considering whether to give its consent to any

32

future Indebtedness, the Required Holders shall be entitled to take into consideration, inter alia, the potential effects of any such proposed Indebtedness upon the financial condition and wherewithal of the Company and/or upon their rights under the Loan Documents, and any decision by the Required Holders to withhold their consent to any such proposed future Indebtedness shall be final and binding absent a showing of manifest bad faith.
     Section 12.10. Basic Documents. The Company shall not and shall not permit any other CanArgo Group Member, to (i) cancel or terminate any Basic Agreement to which the Company or other CanArgo Group Members are a party or consent to or accept any cancellation or termination thereof prior to the scheduled expiration thereof, (ii) sell, assign (other than pursuant to the Loan Documents or a Permitted Farmout Arrangement) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Basic Agreements, (iii) waive any default under or breach of any provision of any Basic Agreement to which the Company or any of its Subsidiaries are a party, or waive, fail to enforce, forgive, compromise, settle, adjust or release any Material right, interest or entitlement, howsoever arising, under, or in respect thereof, or (iv) amend, supplement, modify or in any way vary in any respect or agree to any variation of any provision of any Basic Agreement to which the Company or any other CanArgo Group Members are a party, or of the performance of any Material covenant or obligation by any other Person under any Basic Agreement, except any amendment, supplement, modification or variation of the Basic Agreements (a) as a result of the transfer by (x) NOC (Cyprus)’s interest in the Ninotsminda PSC (as defined in Schedule 7.19) to NOC (Jersey) and (y) CNL (Cyprus)’s interest in the Norio PSC and Tbilisi PSC (both as defined in Schedule 7.19) to CNL (Jersey); or (b) as a result of the clarification with the Georgian State that CanArgo (Nazvrevi) Limited has fulfilled its obligations in relation to the minimum work programme in respect of the Nazvrevi PSC.
     Section 12.11. Anti-takeover Defense.
     (a) Except as hereinafter specifically provided, so long as any Purchasers hold shares of the Common Stock issued to them following conversion of the Notes pursuant to Section 11.7, the Purchasers shall be exempt from any “poison pill” or shareholder rights plan adopted by the Company with a view to impairing or impeding any hostile take-over or other Change of Control transaction which has not been approved by the Company’s incumbent Board of Directors.
     (b) Notwithstanding the provisions of Section 12.11(a) to the contrary provided, the Company may enter into or adopt an anti-takeover defense, “poison pill”, shareholder rights plan or any other device designed to prevent Purchasers or other Note holders from acquiring such Equity Interests by means of or in connection with the direct or indirect forbearance, cancellation or exchange of all or any part of the Indebtedness evidenced by the Notes.
     (c) Notwithstanding the provisions of Section 12.11(a) to the contrary provided, the Purchasers hereby agree that so long as any Notes are outstanding and no Event of Default exists and is continuing and until the expiration of the second anniversary after the indefeasible satisfaction of all Indebtedness under the Notes, whether by payment, conversion, exchange or otherwise (other than in connection with any proceeding under the United States Bankruptcy Code), the Purchasers shall not, without the express written consent or approval of the

33

incumbent Board of Directors of the Company, solicit or otherwise seek to effect or participate in a Change of Control of the Company or a change in the composition of the incumbent Board of Directors by means of the purchase or offer to purchase of any Equity Interests of the Company, the solicitation of proxies or written consents, or by voting any Equity Interests acquired by the Purchasers upon the conversion of Notes pursuant to Section 11.7, in connection with any solicitation of proxies or written consents or at any regular or special meeting of shareholders or otherwise.
     Section 12.12. Investments. Neither the Company nor any other CanArgo Group Member shall make any Investment, other than (a) investments in cash and cash equivalents; (b) Investments by the Company or by another CanArgo Group Member in a Subsidiary Guarantor; and (c) Investments by the Company or any other CanArgo Group Member into any Subsidiary of which CanArgo directly or indirectly owns 100% of the outstanding equity interests; provided, however, that any Investment made into either of the Tethys Subsidiaries after May 31, 2006 shall be by way of issuance of Indebtedness by the applicable Tethys Subsidiary to the Company, bearing interest at the rate of 10% per annum, subordinated in right of payment to the rights of the holders of Senior Indebtedness and the Notes, such subordination to be upon terms set forth in the Senior Secured and Subordinated Note and the Loan Documents (as defined therein) related thereto and the provisions of Section 4 hereof (the Indebtedness represented by the Notes constituting “Senior Indebtedness” for the purposes of such Section), and the principal and all accrued interest of which Indebtedness shall be paid in full, in cash, at the time of completion of the Tethys Spin Out; provided, however, that nothing in this Section 12.12 shall prevent the conversion to equity capital of any Indebtedness owed to the Company by Tethys which arose prior to May 31, 2006, where such conversion occurs contemporaneously with the Tethys Spin Out.
     Section 12.13 Restrictions on Farmout Arrangements.
12.13.1 (a) Subject to Section 12.13.4, in the event that the Company or a CanArgo Group Member intends to participate in a Permitted Farmout Arrangement under either the Tbilisi PSC or the Kumisi Interest, then the Company or CanArgo Group Member may do so without the prior consent of the Purchasers, provided that the Purchasers are first given prior written notice (the “Farmout Notice”) specifying that the Company intends to proceed with the Permitted Farmout Arrangement and attaching a proposed memorandum of understanding or farmout agreement (the “Proposed Terms”) and offering the Purchasers or their designated Affiliate(s) (which Affiliate(s) shall then be subject to the provisions of this Section 12.13) the right to participate in the Permitted Farmout Arrangement upon and subject to the Proposed Terms (the “First Offer”).
     (b) Upon receipt of the Farmout Notice, the Purchasers or such Affiliate(s) shall have the right exercisable upon written notice to the Company delivered within a period of thirty (30) days after receipt of the Farmout Notice to elect to exercise the First Offer upon and subject to such Proposed Terms. Provided that the Purchasers or such Affiliate(s) have not exercised their right of First Offer pursuant to Section 12.13.1(a) within 30 days of receipt of the Farmout Notice, the Purchasers and all their Affiliates shall be deemed to have waived such right and the Company or CanArgo Group Member shall be entitled to proceed with the proposed Permitted Farmout Arrangement upon and subject to the

34

Proposed Terms; provided, however, in the event the Company proposes to revise the Proposed Terms to make them more favorable to the participant in the Permitted Farmout Arrangement, then the Company shall first issue a new Farmout Notice to the Purchasers in accordance with the procedures set forth in this Section 12.13.1 and a new thirty (30) day period shall begin to run from receipt of such Notice within which the Purchasers or their designated Affiliate(s) shall have the right to exercise the First Offer on such revised Proposed Terms.
12.13.2 (a) Subject to Section 12.13.4, in the event that the Company or a CanArgo Group Member intends to participate in any other proposed Permitted Farmout Arrangement, this shall be (i) subject to the prior written consent of the Purchasers which shall not be unreasonably withheld, conditioned or delayed; and (ii) the Purchasers or their designated Affiliate(s) shall have a right of First Offer to participate in such proposed Permitted Farmout Arrangement in the same manner and pursuant to the same procedures specified in Section 12.13.1.
     (b) In the event of a dispute between the Company and the Purchasers as to whether the Purchasers have unreasonably withheld, conditioned or delayed their consent, the matter shall be referred for resolution (the “Referral”) by either party to the dispute (the “Applicant”) to: (i) if the dispute relates to the technical terms of the Permitted Farmout Arrangement, including, without limitation, projected reserves and the operations contemplated by the Permitted Farmout Arrangement, the Centre for Technical Expertise at the International Chamber of Commerce in Paris who shall designate an independent petroleum engineer knowledgeable regarding oil and gas reserves and operations in the region covered by the Permitted Farmout Arrangement and (ii) if the dispute relates to the fairness of the financial terms of the Permitted Farmout Arrangement to the Purchasers solely in their capacity as holders of the Notes, the President of the Institute of Chartered Accountants of England and Wales who shall designate an independent chartered accountant who is knowledgeable regarding oil and gas industry practices and financings, including farmout arrangements in particular, such independent petroleum engineer or independent chartered accountant being referred to herein as the “Arbitrator”. The Referral by the Applicant shall be in writing and shall specify in reasonable detail the Applicant’s position and a copy shall be delivered contemporaneously to the other party to the dispute (the “Respondent”) who shall have a period of thirty (30) days after receipt of the Referral to respond in writing thereto. The Arbitrator shall decide the matter (and issue a written opinion describing his decision) upon the basis of the written record presented by the Applicant and the Respondent and, if requested by either party, the results of any testimony presented at hearings conducted by the Arbitrator in London, England or at such other venue as the parties may mutually agree, but shall have no power to amend the terms of the Permitted Farmout Arrangement or this Agreement. The Arbitrator’s decision shall be final and binding upon the parties. As used herein, the term “independent” means an individual with no financial or familial relationship with the Company or any Purchaser or any of their respective officers, directors, employees, agents, attorneys or Affiliates. Each party to the dispute shall bear its own costs and expenses, including, without limitation, legal and professional fees, and the fees and expenses of the Arbitrator shall be shared equally by the parties to the dispute.

35

12.13.3 Notwithstanding the provisions of Sections 12.13.1 or 12.13.2, in the event that any Governmental Authority or quasi Governmental Authority (such as, solely by way of illustration, a national oil company or agency) have a contractual or statutory right of pre-emption in respect of any proposed Permitted Farmout Arrangement, such right shall supercede any rights of the Purchasers pursuant to this Section 12.13.
12.13.4 The rights of the Purchasers pursuant to this Section 12.13 shall expire with immediate effect on the earliest to occur of (i) the completion of the Tethys Spin Out; (ii) the repayment or conversion of the Senior Secured Notes; and (iii) the repayment or conversion of the Subordinated Notes.
12.13.5 The rights of First Offer of the Purchasers as set forth in this Section 12.13 shall apply only to Permitted Farmout Arrangements entered into primarily for financial reasons, and shall not apply to Permitted Farmout Arrangements entered into primarily for technical reasons such as accessing special technical skills and capabilities of the counterparty (a “Technical Farmout”). This shall not affect the obligations of the Company or CanArgo Group Member to provide the Purchasers with a Farmout Notice pursuant to Section 12.3.1, nor to acquire the written consent of the Purchasers pursuant to Section 12.3.2.
     SECTION 13. EVENTS OF DEFAULT.
     An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Company defaults in the payment of any principal at the applicable Redemption Price, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
     (b) the Company defaults in the payment of any interest on any Note or in the payment of any expenses due hereunder or under any Security Document for more than five Business Days after the same becomes due and payable; or
     (c) the Company defaults in the performance of or compliance with any term contained in Sections 10.6, 11.11, 12.2, 12.3, 12.4, 12.6, 12.7, 12.8, 12.9, 12.10, or 12.11; or
     (d) the Company defaults in the performance or compliance with any other term herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 13) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual and not constructive knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 13); or
     (e) any representation or warranty made in writing by or on behalf of the Company or any other CanArgo Group Member or by any officer of the Company or any other CanArgo Group Member in this Agreement, in any Loan Document or in any writing furnished in connection with the transactions

36

contemplated hereby proves to have been false or incorrect in any Material respect on the date as of which made; or
     (f) the Company or any other CanArgo Group Member (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
     (g) a court or governmental authority of competent jurisdiction enters an order appointing, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any other CanArgo Group Member, or any such petition shall be filed against the Company or any other CanArgo Group Member and such petition shall not be dismissed or stayed pending appeal within 90 days, or are not discharged within 60 days after the expiration of such stay; or
     (h) the Company or any other CanArgo Group Member is in payment default under the Senior Secured Notes, the Subordinated Notes or any other Indebtedness of the Company or any other CanArgo Group Member the principal amount of which is not less than $2,500,000, or any event or circumstance exists giving the holders of the Senior Secured Notes, the Subordinated Notes, or the holders of any other Indebtedness of the Company or a CanArgo Group Member the principal amount of which is not less than $2,500,000, the right to declare the entire unpaid principal amount of Senior Secured Notes, the Subordinated Notes, or such other Indebtedness, as applicable, immediately due and payable and the lenders thereunder have declared an event of default and accelerated payment of the entire unpaid principal amount of Senior Secured Notes, the Subordinated Notes, or such other Indebtedness, as applicable; or
     (i) a final judgment or judgments for the payment of money aggregating in excess of US$2,500,000 (to the extent not covered by insurance) are rendered against the Company or any other CanArgo Group Member and which judgments are not, within 90 days after entry thereof, bonded, discharged, finally settled or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
     (i) if (i) any Plan subject to ERISA shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan

37

subject to ERISA shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any such Plan or the PBGC shall have notified the Company or any ERISA Affiliate or other Affiliate that a Plan subject to ERISA may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans subject to ERISA, determined in accordance with Title IV of ERISA shall exceed US$500,000, (iv) the Company or any ERISA Affiliate or other Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans subject to ERISA in excess of $500,000, (v) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan maintained by the Company or an ERISA Affiliate, determined as of the end of its most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, exceeds the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by US$500,000 or more, (vi) either the Company or an any other CanArgo Group Member incurs a Material liability pursuant to any Foreign Pension Plan which could reasonably be expected to have a Material Adverse Effect, (vii) the Company or any ERISA Affiliate or other Affiliate withdraws from any Multiemployer Plan, or (viii) the Company or any other CanArgo Group Member establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any other CanArgo Group Member thereunder in any Material respect; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, has a Material Adverse Effect; or
     (j) (i) this Agreement, the Notes, any Subsidiary Guaranty, or any other Loan Document ceases to be in full force and effect (except in accordance with the terms of the Subsidiary Guaranty as to the release of the Tethys Subsidiaries from liability thereunder upon completion of the Tethys Spin Out), or is declared null and void, or the validity or enforceability is contested or challenged by the Company, any Affiliate of the Company or any of their respective partners or shareholders; (ii) the Company denies that it has any further liability or obligation under any of the Loan Documents prior to the indefeasible satisfaction in full of all Obligations under the Loan Documents; or (iii) any of the Liens and security interest granted to Purchasers under the Loan Documents cease to be valid or perfected or cease to have the priority required hereby or under the Loan Documents prior to the indefeasible satisfaction in full of all Obligations under the Loan Documents, other than as a result of the action or omission by any Purchaser or holder; or
     (k) the Company or any other CanArgo Group Member modifies or amends any of its Charter Documents in any Material manner without the Required Holders’ prior written consent, unless any such amendment will not result in a Default or Event of Default (without regard to this Section 13(k)) and will not adversely affect the rights of the holders under the Loan Documents; provided, however, an amendment to Tethys’ Charter Documents in connection with the Tethys Spin Out shall not be deemed to constitute an Event of Default

38

hereunder, provided; that such amendment does not become effective except as a condition to and upon completion of the Tethys Spin Out; or
     (l) a change occurs in the consolidated financial condition of the Company or in the physical, operational or financial status of the Properties, which change is not otherwise described in this Article 13 or is attributable to the Tethys Spin Out, and has a Material Adverse Effect and which has not been remedied pursuant to Section 13(d).
SECTION 14. REMEDIES ON DEFAULT, ETC.
     Section 14.1. Acceleration.
     (a) Subject to the provisions of Section 4, if an Event of Default with respect to the Company or any other CanArgo Group Member described in paragraph (f) or (g) of Section 13 (other than an Event of Default described in clause (i) of paragraph (f) or described in clause (vi) of paragraph (f) by virtue of the fact that such clause encompasses clause (i) of paragraph (f)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
     (b) Subject to the provisions of Section 4, if any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
     (c) Subject to the provisions of Section 4, if any Event of Default described in paragraph (a) or (b) of Section 13 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Subject to the provisions of Section 4, upon any Notes becoming due and payable under this Section 14.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes at the applicable Redemption Price, if any, plus all accrued and unpaid interest thereon (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment at the Redemption Price by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     Section 14.2. Other Remedies. Subject to the provisions of Section 4, if any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 14.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for

39

the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 14.3. Costs and Expenses. Company shall pay all costs and expenses of amending, administering, implementing, collecting, defending, declaring and enforcing holder rights under this Agreement, the Notes, any Subsidiary Guaranty or other instrument or agreement delivered in connection with any of the Loan Documents, including searches and filings at all times, and holder’s reasonable attorneys’ fees (actually incurred, regardless of whether any litigation is commenced or default is declared and regardless of tribunal or jurisdiction) .
     Section 14.4. Rescission. At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 14.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes and all principal at the applicable Redemption Price, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal at the applicable Redemption Price, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 19, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 14.4 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 14.6. No Waivers or Election of Remedies, Expenses, etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 17, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 14, including, without limitation, reasonable attorneys’ fees, expenses and disbursements actually incurred.

SECTION 15.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES AND WARRANTS.
     Section 15.1. Registration of Notes and Warrants. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes and Warrants. The name and address of each holder of one or more Notes and Warrants, each transfer thereof and the name and address of each transferee of one or more Notes and Warrants shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note or Warrant shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or Knowledge to the contrary.

40

     Section 15.2. Transfer and Exchange of Notes and Warrants. Upon surrender of any Note or Warrant at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or Warrant or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or Warrant or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes or Warrants (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note or the unexercised portion of the Warrant. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Warrant shall be transferred to such Person as such holder may request and shall be substantially in the form of Exhibit 2. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Each such new Warrant shall be dated the Closing Date. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes and Warrants and may request that such transferee, at the Company’s reasonable cost and expense, provide the Company with an opinion of counsel reasonably acceptable to the Company and in a form and substance reasonably acceptable to the Company and its counsel to the effect that such transfer is not subject to registration under applicable Securities Laws. Notes shall not be transferred in denominations of less than US $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than US $100,000. Any transferee, by its acceptance of a Note or Warrant registered in its name (or the name of its nominee), shall be deemed to have agreed to become bound by the provisions of the Loan Documents applicable to Purchasers and holders and to have made the representations set forth in Section 8.
     Section 15.3. Replacement of Notes and Warrants. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note or Warrant (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
     (a) in the case of loss, theft or destruction, of a bond or other indemnity reasonably satisfactory to it (provided that if the holder of such Note or Warrant is, or is a nominee for, an original Purchaser or another holder of a Note or Warrant with a minimum net worth of at least the greater of (i) with respect to a loss, theft or destruction of a Note, the principal amount of such Note or (ii) US$5,000,000, and the Company receives a certification from any senior financial officer or other individual with the responsibility for the administration of such Person’s investment in the Notes or Warrants to such effect, such Person’s own duly authorized unsecured agreement of indemnity shall be deemed to be satisfactory), or
     (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Warrant dated the Closing Date or a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or

41

     mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon, as the case may be.
SECTION 16. PAYMENTS ON NOTES.
     Section 16.1. Place of Payment. Subject to Section 16.2, payments of principal at the applicable Redemption Price, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the holder of such Note in such jurisdiction. The holder of such Note may at any time, by notice to the Company and each other holder of a Note, change the place of payment of the Notes.
     Section 16.2. Home Office Payment. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 16.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal at the applicable Redemption Price, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 16.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 16.2. The Company will afford the benefits of this Section 16.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in Section 15.2 and in this Section 16.2.
     Section 16.3. Taxes. So long as the record and beneficial owner of a Note is a Foreign Lender, all payments due in respect of such Note or any of the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto levied under the Code, excluding (i) taxes that are imposed on or measured by the income (including, without limitation, any franchise taxes imposed in lieu thereof) of such Foreign Lender and (ii) all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto levied by any federal, state, provincial, municipal, or other national or multinational governmental authority of any foreign jurisdiction applicable to such Foreign Lender (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If the Company or any Subsidiary Guarantor shall be required by the Code to deduct any Taxes from or in respect of any sum payable under the Notes or under any other Loan Document, the sum payable shall be increased as may be necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 16.3) the recipient of such payment receives an amount equal to the sum it would have received had no such deductions been made. The Company or Subsidiary Guarantor shall make all such deductions and shall pay the full amount deducted to the United States Treasury Department in accordance with

42

applicable law. In addition, the Company or any Subsidiary Guarantor, as applicable, shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies due and payable under applicable law that arise in connection with the original issuance of the Notes or under any other Loan Document or from the execution, delivery or registration of this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”). The Company and each Subsidiary Guarantor shall indemnify each of the Purchasers for and hold them harmless against the full amount of Taxes and Other Taxes on amounts payable to or for the account of any Purchaser hereunder, or under the Notes or any other Loan Document and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Purchaser makes written demand therefor. Any Purchaser who is not a United States person within the meaning of Code § 7701(a)(30) or comparable provision as the same may be in effect from time to time (a “Foreign Lender”) as to which no withholding tax is required to be paid by the Company shall provide the Company at Closing (and thereafter as may be reasonably required by the Company) with an executed and completed Form W-8 (or such other form or statement as may be required pursuant to the Code or applicable Treas. Regs.) and each holder of a Note shall, on written request therefor, execute and deliver all such additional documentation and cooperate with the Company to provide the Company with reasonable assurance that such tax is not required to be withheld from payments made to such holder. Notwithstanding anything in the foregoing to the contrary in the event the record or beneficial ownership of a Note is transferred to a holder who does not qualify as a Foreign Lender, then the Company’s obligations with respect to such transferee under this Section 16.3 shall, effective on the date of assignment, immediately cease and shall be of no further force and effect.
SECTION 17. EXPENSES, ETC.
     Section 17.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated (unless such transactions fail to close as a result of any discretionary action or inaction by any Purchaser) and subject to the provisions of Section 11.8, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any of the Loan Documents and Warrants (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any of the Loan Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any of the Loan Documents, or by reason of being a holder of any Note, and (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Material Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes; provided, however, notwithstanding anything in the foregoing provided to the contrary, the Company shall not be required to pay: (i) the fees, costs and expenses of more than one special counsel, and, if reasonably required, local or other counsel, for all the Purchasers; (ii) any legal or other professional fees, costs and expenses incurred in connection with or attributable to your or any holder’s breach (as determined by a final, binding and non-appealable order of a court of competent jurisdiction) of any provision of the Loan Documents or the Warrants applicable to such Person and (iii) legal or other professional fees, costs and expenses

43

incurred prior to (assuming consummation of the transactions contemplated hereby) and in connection with the Loan Documents and any amendments thereof, which exceed $75,000 in the aggregate. The Company will pay, and will save you and each other holder harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you or such holder).
     Section 17.2. Survival. The obligations of the Company under this Section 17 will survive the execution and delivery or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranties or the Notes or the Warrants, and the termination of this Agreement; provided, however, the obligations of the Company under this Section 17 shall expire on the later to occur of either (i) the payment in full of all the Obligations of the Company under the Loan Documents or the Warrants or (ii) the expiration of any applicable statutes of limitations.

SECTION 18.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
     All representations and warranties contained in the Loan Documents shall survive the execution and delivery of the Loan Documents and the Notes and Warrants, the purchase or transfer by you of any Note or Warrant or portion thereof or interest therein and any partial payment on any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note and shall expire and be of no further force and effect when all principal, interest and other amounts payable on the Notes shall have been indefeasibly paid in full in accordance with the provisions thereof. The Loan Documents and Warrants embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 19.	AMENDMENT AND WAIVER.
     Section 19.1. Requirements. This Agreement, the Subsidiary Guaranties and the Notes may be amended, and the observance of any term hereof or of the Subsidiary Guaranties or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6, 7 or 23 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 14 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 10, 11.7, 13(a), 13(b), 14, 19 or 22. The Warrants may be amended, and the observance of any term thereof may be waived (either retroactively or prospectively) as provided in the Warrants.
     Section 19.2. Solicitation of Holders of Notes.
     (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information,

44

sufficiently far in advance of the date a decision is required (but in no event less than five (5) Business Days), to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 19 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
     (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     (c) Manner of Solicitation. Any such solicitation may be made and written consents received by the Company in accordance with the provisions of Section 20.
     Section 19.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 19 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note or any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     Section 19.4. Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Subsidiary Guaranties or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 20.	NOTICES.
     All notices and communications provided for hereunder shall be in writing and sent
     (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or

45

(b) by registered or certified mail with return receipt requested (postage prepaid), or
(c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,
     (ii) if to any other holder of any Note or Warrant, to such holder at such address as such other holder shall have specified to the Company in writing in accordance with the provisions of this Section 20, or
     (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Executive Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.
     Notices under this Section 20 will be deemed given only when actually received.

SECTION 21.	REPRODUCTION OF DOCUMENTS.
     This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) subject to the provisions of Section 22, financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 21 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 22.	CONFIDENTIAL INFORMATION.
     For the purposes of this Section 22, “Confidential Information” means information delivered to you or any holder by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to the Loan Documents and Warrants that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you or such holder as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you or such holder prior to the time of such disclosure through no act or omission by you or any Person authorized to act on your behalf in breach of any duty of confidentiality, (b) subsequently becomes publicly

46

known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary from any Person who has not breached any duty of confidentiality owed to the Company or any Subsidiary, (d) constitutes financial statements delivered to you under Section 9.1 that are otherwise publicly available or (e) concerns or relates to the U.S. federal income tax treatment or U.S. federal income tax structure of the transactions contemplated hereby (and you may disclose to any and all persons, without limitation of any kind, any such information with respect to such U.S. federal income tax treatment and U.S. federal income tax structure). You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you and you may only use the Confidential Information in connection with the transactions contemplated by the Loan Documents, including, without limitation, the administration, preservation, or enforcement of your rights relating to your investment represented by your Notes, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and Affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes) who are subject to a duty of confidentiality or otherwise agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 22, (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 22, (iii) any other holder of any Note who agrees to hold confidential the Confidential Information substantially in accordance with the terms of this Section 22, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement; provided, however, prior to disclosing any Confidential Information pursuant to clauses (vi), (vii) or (viii) (other than in connection with clause (z) of clause (viii)) you shall (if reasonably practicable under the circumstances and provided that you are not legally prohibited from doing so) notify the Company of the proposed disclosure and afford it a reasonable opportunity to seek an injunction or other protective order against the public release of all or any portion of such Confidential Information. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 22 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note or Warrant of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 22.

47

SECTION 23.	SUBSTITUTION OF PURCHASER.
     You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate repeating and reaffirming the accuracy with respect to it of all of the representations set forth in Section 8 with the same effect as of such acquisition as when you initially acquired your Notes. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 23), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 23), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes and Warrants under this Agreement. Any substitute, by its acceptance of a Note and Warrant registered in its name (or the name of its nominee), shall be deemed to have agreed to become bound by the provisions of the Loan Documents and Warrants applicable to Purchasers and holders and to have made the representations set forth in Section 8.

SECTION 24.	MISCELLANEOUS.
     Section 24.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
     Section 24.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal at the applicable Redemption Price, if any, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
     Section 24.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 24.4. Construction and Interpretation. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties acknowledge and agree that (i)

48

each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its revision, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be constructed fairly as to all parties hereto and not in favor or against any party, regardless of which party was generally responsible for the preparation of this Agreement. The terms “herein”, “hereof” or “hereunder” shall refer to the entire Agreement; all references to Sections shall refer to sections of this Agreement; “including” means “and including without limitation.” Words importing the singular also include the plural and vice versa.
     Section 24.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     Section 24.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
     Section 24.7 Submission to Jurisdiction. For the purposes of any action or proceeding involving this Agreement, the Notes, the Warrants or any other agreement or document referred to herein or therein, the Company hereby, and shall cause its Subsidiaries to, expressly submit to the nonexclusive jurisdiction of all federal and state courts sitting in the Borough of Manhattan, City and State of New York and consents that any order, process, notice of motion or other application to or by any of said courts or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed. The Company hereby waives, and shall cause its Subsidiaries to irrevocably waive any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other agreement or document referred to herein or therein brought in any federal or state court sitting in the City and State of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 24.8 Appointment of Agent for Service of Process.
     (a) The Company hereby irrevocably designates and appoints, and shall cause the other CanArgo Group Members to irrevocably designate and appoint Satterlee Stephens Burke & Burke LLP, at its office at 230 Park Avenue, Suite 1130, New York, N.Y. 10169, Attention: Peter A Basilevsky Esq., as its and their authorized agent, to accept and acknowledge on its behalf service of any and all legal process which may be served in any suit, action or proceeding referred to in Section 24.7 above in any federal or New York State court sitting in the Borough of Manhattan, New York City. The Company represents and warrants that such agent has agreed to accept such appointment. Said designation and appointment shall not be revocable by the Company or any other CanArgo Group Member until all principal, interest and other amounts payable on the Notes shall have been paid in full in accordance with the provisions thereof. If such agent shall cease to act as agent, the Company shall, and shall cause the other

49

CanArgo Group Members to, designate irrevocably and appoint without delay another such agent.
     (b) The Company hereby consents, and shall cause the other CanArgo Group Members to consent to process being served in any suit, action or proceeding referred to in Section 24.7 in any federal or New York State court sitting in the Borough of Manhattan, New York City by service of process upon its agent appointed as provided in subsection (a) above; provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to such Person at its address. The Company hereby irrevocably waives, and shall cause the other CanArgo Group Members to irrevocably waive, to the fullest extent permitted by law, all claim of error by reason of service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Person in any such suit, action or proceeding and shall, to the fullest extent permitted by law, constitute valid and personal service upon and personal delivery to such Person.
     (c) Nothing in this Section 24.8 shall affect the right of the Purchasers to serve process in any other manner permitted by law or limit the right of the Purchasers to bring proceedings against the Company or any Material Subsidiary in the courts of any jurisdiction or jurisdictions.
     (d) In the event process is served pursuant to Section 24.8(a), the Purchasers shall endeavor to provide the Company with a copy of such process promptly after delivering service of process in accordance with Section 24.8(a). The Parties agree that any delay or failure to comply with this Section 24.8(d) shall in no way constitute a defense of the Company or any other CanArgo Group Member and the Company covenants not to use any such failure as a defense of any kind.
     Section 24.9 Company Indemnification. The Company covenants with the Purchaser and each of its directors, officers, shareholders, employees, successors, assigns and agents, as applicable (each, an “indemnified party”) that it will indemnify and hold harmless such indemnified party against any liability of any kind which may be actually incurred or suffered in connection with the conduct of the CanArgo Member Group’s businesses or use of their property except in circumstances where the liability arises from the act or omission of such indemnified party; provided, however, the Company shall not be liable for any punitive, consequential or special damages or liability incurred by such indemnified party, unless such punitive, consequential or special damages arise in connection with a third party claim against you, in which case, the Company’s indemnity obligation shall not be limited.
     If any action is brought against an indemnified party in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraph, such indemnified party shall promptly notify the Company in writing of the institution of such action (but the failure so to notify shall not relieve the Company from any liability it may have other than pursuant to this Section 24.9 unless the Company’s defense of any such action is actually prejudiced) and the Company shall promptly assume the defense of such action including the appointment of counsel and payment of expenses. Such indemnified party shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such indemnified party unless (i) the employment of such counsel shall have been authorized in

50

writing by the Company, (ii) the Company shall not have promptly employed counsel satisfactory to such indemnified party to have charge of the defense of such action or (iii) such indemnified party shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Company and the representation of the indemnified party by counsel chosen by the parties represented by such counsel, in any of which events such fees and expenses shall be borne by the Company and the Company shall have the right to direct such the defense of such action on behalf of the indemnified party. Anything in this paragraph to the contrary notwithstanding, the Company shall not be liable for settlement for any such claim or action effected without its written consent. The Company agrees promptly to notify the holders of the commencement of any litigation or proceedings against the Company or any of its officers or directors in connection with the sale of the Notes or any application.
* * * * *

51

     If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

CANARGO ENERGY CORPORATION

By:

Its

The foregoing is hereby agreed
to as of the date thereof.

PURCHASERS:

PERSISTENCY

By:

Name:
Title:

SCHEDULE A
INFORMATION RELATING TO PURCHASERS

PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASERS	NOTES TO BE PURCHASED

Persistency	US $[10,000,000]
(1)	All payments by wire transfer of immediately available funds to:
USD wire instructions
Citibank NA
ABA 021 000 089
A/C Morgan Stanley & Co.
A/C#: 38890774
FFC A/C Persistency
FFC A/C # 038C3257
with sufficient information to identify the source and application of such funds.

(2)	All communications and notices of payments and written confirmations of such wire transfers to:

Vincent Maffucci Persistency Capital 850 7th Avenue, Suite 701 New York, NY 10019 Tel: 212-582-3276 x120 Fax: 646-619-4642

(3)	Details of Nominee (if applicable):
Register the securities with nominee:
Morgan Stanley & Co.
For account of: Persistency
Deliver physical securities to:
Morgan Stanley & Co.

Account: Persistency
1221 Avenue of the Americas
28th Floor
New York, NY 10020
Contact: Tammie Koo
Tel: 212-762-4661
Deliver book entry securities to:
Morgan Stanley
DTC: 0050
Account: 03823250

SCHEDULE B
DEFINED TERMS
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
     “Agent” means Ingalls & Snyder LLC, as agent for the holders of the Senior Secured Notes or any other individual or entity designated to act in such capacity for the holders of the Senior Indebtedness.
     “Agreement” means this Note and Warrant Purchase Agreement.
     “AMEX” means The American Stock Exchange, Inc.
     “Applicant” is defined in Section 12.13.2.
     “Arbitrator” is defined in Section 12.13.2.
     “Bankruptcy Plan” is defined in Section 4.
     “Basic Agreements” means the agreements listed on Schedule 7.19.
     “Basic Documents” means production sharing contracts and production sharing agreements, the Basic Agreements, and any other Hydrocarbon purchase, sales, exchange, processing, gathering, treatment, compression and transportation agreements; farmout or farm-in agreements; drilling contracts; seismic or other geologic or geographical agreements; unitization agreements; joint venture, exploration, limited or general partnership, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water disposal agreements, servicing contracts; easement and/or pooling agreements; surface leases, permits, licenses, rights-of-way, servitudes or other interests appertaining to the Properties and all other contracts and agreements relating to the Properties.
     “Blockage Notice” is defined in Section 4.
     “Blockage Period” is defined in Section 4.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

     “CanArgo Group Member” means the Company and each Material Subsidiary of the Company identified in Schedule 7.4, and all of them collectively; provided, however, upon completion of the Tethys Spin Out both of the Tethys Subsidiaries shall cease to be CanArgo Group Members. Each newly formed or acquired Material Subsidiary shall be deemed to be a CanArgo Group Member.
     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP applicable to such lessee.
     “Capital Lease Obligations” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease, which would, in accordance with GAAP applicable to such lessee, appear as a liability on a balance sheet of such Person.
     “Change in Control” has the meaning set forth in Section 10.6(g).
     “Charter Documents” means, as applicable for any Person that is not an individual, the articles or certificate of incorporation or formation, certificate of limited partnership, regulations, bylaws, partnership or limited partnership agreement, and all similar documents related to the formation and governance of that Person, together with all amendments to any of them.
     “Closing” is defined in Section 5.
     “Closing Date” is defined in Section 5.
     “CNL (Cyprus)” means CanArgo Norio Limited, a company organized under the laws of the Republic of Cyprus.
     “CNL (Jersey)” means CanArgo Norio Limited, a company organized under the laws of Jersey.
     “Code” means the US Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Common Stock” means the common stock, par value $.10 per share, of the Company.
     “Company” means CanArgo Energy Corporation, a Delaware corporation.
     “Confidential Information” is defined in Section 22.
     “Consolidated Assets” means the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with applicable GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.
     “Control Event” has the meaning set forth in Section 10.6(h).
     “Conversion Price” has the meaning set forth in Section 11.7(a)(i).

     “Current Market Price” is defined in Section 11.7(b).
     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” means 3% per annum above the rate of interest stated in Table 1 of the Note.
     “Distribution” means, in respect of any corporation, association or other business entity:
     (a) dividends or other distributions or payments on capital stock or other Equity Interests of such corporation, association or other business entity (except distributions in such stock or other Equity Interests or Indebtedness as permitted by the Agreement); and
     (b) the redemption or acquisition of such stock or other Equity Interests or of warrants, rights or other options to purchase such stock or other Equity Interests (except when solely in exchange for such stock or other Equity Interests or Indebtedness as permitted by the Agreement) unless made, contemporaneously, from the net proceeds of a sale of such stock or other Equity Interests.
     “Disposition Value” means, at any time, with respect to any property, the book value thereof, valued at the time of such disposition in good faith by the Company.
     “Dollar” or “$” means lawful money of the United States of America.
     “Environmental Laws” means any and all federal, state, provincial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
     “Event of Default” is defined in Section 13.
     “Exchange Act” means the US Securities Exchange Act of 1934, as amended.

     “Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).
     “Farmout Notice” is defined in Section 12.13.1.
     “First Offer” is defined in Section 12.13.1.
     “Foreign Lender” is defined in Section 16.3.
     “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund but excluding any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee) or other similar program established or maintained outside the United States of America by the Company or any ERISA Affiliate for the benefit of employees of the Company or any ERISA Affiliate residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment excluding contractual notice payments, and which plan is not subject to ERISA or the Code.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the stated jurisdiction.
     “Governmental Authority” means
     (a) the governments of
     (i) the United States of America, Georgia, the Republic of Kazakhstan or the United Kingdom or any State, province or other political subdivision thereof, or
     (ii) any jurisdiction in which the Company or any other CanArgo Group Member conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any other CanArgo Group Member, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, including any stock exchange.
     “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such indebtedness or obligation or any property constituting security therefor;

     (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
     (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).
     “holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 15.1.
     “Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
     “Impairment” means, with respect to any Basic Agreement, the rescission, termination, cancellation, repeal, invalidity, suspension (other than by reason of an event of “force majeure” (as defined in such Basic Agreement) to the extent suspension by reason of an event of “force majeure” (as defined in such Basic Agreement) is expressly permitted by such Basic Agreement or approval of any Governmental Authority or results from applicable law), injunction, inability to satisfy stated conditions to effectiveness or amendment, modification or supplementation. The verb “Impair” shall have a correlative meaning.
     “Indebtedness” with respect to any Person means, at any time, without duplication,
     (a) its liabilities for borrowed money and its redemption obligations in respect of mandatory redeemable Preferred Stock;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding (i) accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property and (ii) where such deferred purchase price is in the form of equity);

     (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
     (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money) other than with respect to letters of credit which are 100% cash collateralized;
     (f) interest rate, currency or commodity (including crude oil and natural gas) swaps, caps, collars, forwards, futures or derivatives transactions or similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency of such Person; and
     (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof, other than parent company guarantees provided by the Company in respect of the Indebtedness or obligations of any of its Subsidiaries under the Basic Documents.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
     “Institutional Investor” means (a) any Purchaser (including beneficial owners of the Notes), or (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
     “Investment” means (a) any purchase or other acquisition of shares or other securities of, or of Indebtedness of, any other party, or (b) any capital contribution to any other party, excluding for the avoidance of doubt capital expenditure for tangible property of the CanArgo Group.
     “Knowledge” means, either:
     (i) in respect of the Company, the actual and not constructive knowledge of Dr David Robson, Vincent McDonnell, Niko Tevzadze and any officers of the Company or any Material Subsidiary or any employees of the Company or any Material Subsidiary in each case that report directly to any officers of the Company or any Material Subsidiary; or
     (ii) in respect of the Purchaser, the actual and not constructive knowledge of the officer of the Purchaser with responsibility for making or administering of the investment in the Notes.
     “Kumisi Interest” means the Kumisi Gas prospect area comprising,
     (i) the northern half of the Nazvrevi PSC Block XIII area,

     (ii) the whole of the Ninotsminda PSC Block XIe area,
     (iii) the whole of the Tbilisi PSC Block XIg area; and
     (iv) the whole of the Norio PSA Block XIc area
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.
     “Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Registration Rights Agreement, the Subordinated Noteholder Agreement and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith, all as amended, modified, restated or reassigned from time to time.
     “Mandatory Conversion” is defined in Section 11.7(b).
     “Mandatory Conversion Date” is defined in Section 11.7(b).
     “Mandatory Conversion Notice” is defined in Section 11.7(b).
     “Mandatory Exercise” is defined in Section 3 of the Warrant.
     “Mandatory Exercise Notice” is defined in Section 3 of the Warrant.
     “Material” means material in relation to the business, operations, financial condition, assets or properties of the CanArgo Group Members taken as a whole.
     “Material Subsidiary” means any direct or indirect Subsidiary of the Company (a) listed in Schedule 6.11, or (b) (i) having either net assets, annual revenues or Indebtedness to any CanArgo Group Member in excess of US$2,500,000, as stated in such Subsidiary’s most recent annual audited financial statements; or (ii) that is a party to a Basic Agreement; provided, however, (I) neither BN Munai LLP nor any Subsidiary of BN Munai LLP shall be deemed to be a Material Subsidiary, and (II) upon completion of the Tethys Spin Out, the Tethys Subsidiaries shall both cease to be Material Subsidiaries.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets or properties of the CanArgo Group Members taken as a whole, (b) the ability of any CanArgo Group Member to perform its obligations under the Loan Documents to which it is a party or (c) the validity or enforceability of any of the Loan Documents.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
     “NOC (Cyprus)” means Ninotsminda Oil Company Limited, a company organized under the laws of the Republic of Cyprus.

     “NOC (Jersey)” means Ninotsminda Oil Company Limited, a company organized under the laws of Jersey.
     “Notes” is defined in Section 1.
     “Obligations” means and include all Indebtedness, liabilities, obligations, covenants, duties and amounts owing or to be owing by Company to Purchasers of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising directly or indirectly, under any Loan Documents, and all renewals, extensions and/or rearrangements of any of the foregoing. The term includes, but is not limited to, all interest, reasonable charges, expenses, consultants’ and attorneys’ fees and any other sum chargeable to Company under any of the Loan Documents.
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
     “Optional Conversion” is defined in Section 11.7(a).
     “OSE” is defined in Section 11.7(b).
     “Other Taxes” is defined in Section 16.3.
     “Payment Default” means an event of default which occurs and is continuing pursuant to Sections 13(a) or 13(b).
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
     “Permitted Encumbrances” shall mean (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens which are in existence on the date hereof; (ii) sales contracts or other arrangements for the sale of production Hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (i) above) deprive Company of any Material right in respect of Company’s assets or properties (except for rights customarily granted with respect to such contracts and arrangements); (iii) statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings, levy and execution thereon having been stayed and continue to be stayed and for which Company has set aside on its books adequate reserves in accordance with GAAP); (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of Company’s assets or properties and that do not individually or in the aggregate, cause a Material Adverse Effect; (v) rights reserved to or vested in any Governmental Authority to control or regulate Company’s assets and properties in any manner, and all applicable laws, rules and orders from any Governmental Authority; (vi) additional Liens created in respect of the Senior

Secured Notes pursuant to that certain Note Purchase Agreement dated July 25, 2005 by and among the Company and Ingalls & Snyder Value Partners LP together with the other purchasers listed therein; (vii) Liens created securing payment of the Subordinated Notes, if, and only if, Liens on the same assets (junior in priority to the Liens securing payment of the Subordinated Notes) are created at the same time securing payment of the Notes; and (viii) those liens issued pursuant to Section 12.3.
     “Permitted Farmout Arrangement” means a farmout agreement with a counterparty (a) with (i) equity securities listed on a major North American or European exchange and (ii) a market capitalization on the date of such agreement of greater than US$100,000,000; (b) that is a Person listed in Schedule 12.8; or (c) that has estimated quantities of proved developed oil reserves in excess of 20 million barrels which geological and engineering data from an internationally known engineering firm or another engineering firm acceptable to the Required Holders demonstrates with reasonable certainty to be recoverable in future years from known reservoirs.
     “Permitted Indebtedness” means Indebtedness permitted pursuant to Section 12.9.
     “Personal Property” means all personal property of every kind including all goods (including equipment), documents, accounts, chattel paper (whether tangible or electronic), money, deposit accounts, letters of credit and letter-of-credit rights (without regard to whether the letter of credit is evidenced by a writing), documents, securities and all other investment property, supporting obligations, any other contract rights (including all rights in transportation agreements, processing agreements, delivery agreements and seismic agreements related to the Properties) or rights to the payment of money, insurance claims and proceeds, all general intangibles (including all payment intangibles and rights to seismic and other geophysical data) and all permits, licenses, books and records related to the Properties or the businesses of Company, whether now owned or later acquired by Company.
     “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
     “Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.
     “Press Release” is defined in Section 6.1.12.
     “Property” or “Properties” means, collectively, all real and personal property of Company, including but not limited to goods, accounts, contract rights, money, deposits, receivables, inventory, licenses, permits, leases, insurance proceeds, intangibles, all books and records with respect to all of the foregoing and the interests of Company in any oil and gas transportation agreements, processing agreements, delivery agreements, seismic and other geophysical data and agreements, and other similar agreements, including, without limitation, the Properties described on Schedule 7.19 attached hereto as the same may be amended from time to time. For the purposes of this Agreement, the Company will be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
     “Proposed Prepayment Date” is defined in Section 10.6(c).
     “Proposed Terms” is defined in Section 12.13.1.
     “QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.
     “Redemption Price” is defined in Section 10.5.
     “Referral” is defined in Section 12.13.2.
     “Registration Rights Agreement” means the Registration Rights Agreement in a form reasonably acceptable to the Company and the Purchasers.
     “Reorganization” is defined in Section 4.1.
     “Required Holders” means, at any time, the holders of at least [51]% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, any of its Subsidiaries or any of its Affiliates).
     “Respondent” is defined in Section 12.13.2.
     “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
     “Restricted Payments” means any Distribution in respect of the Company or any other CanArgo Group Member (other than on account of capital stock or other Equity Interests or Indebtedness authorized by this Agreement of a CanArgo Group Member owned legally and beneficially by the Company or another CanArgo Group Member), including, without limitation, any Distribution resulting in the acquisition by the Company of securities which would constitute treasury stock.
     “Sale-and-Leaseback Transaction” means a transaction or series of transactions pursuant to which the Company or any Subsidiary shall sell or transfer to any Person (other than the Company or a Subsidiary) any property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Company or any Subsidiary shall rent or lease as lessee (other than pursuant to a Capital Lease), or similarly acquire the right to possession or use of, such property or one or more properties which it intends to use for the same purpose or purposes as such property.
     “SEC” means the United States Securities and Exchange Commission or any other successor Governmental Authority.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Securities Laws” means the Securities Act and all other federal, provincial or state securities or “blue sky” laws or foreign securities laws and all rules or regulations promulgated thereunder by any Governmental Authority, each as amended from time to time.

     “Sellers” means the holders of the Subordinated Notes named on the signature pages of the Subordinated Note Purchase Agreement.
     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
     “Senior Indebtedness” shall mean all Indebtedness, obligations and liabilities of the Company to the holders of: (i) the Senior Secured Notes and their respective successors and assigns, now existing or hereafter arising, direct or indirect, absolute or contingent, secured or unsecured, arising out of or in connection with the Note Purchase Agreement dated as of July 25, 2005 or any of the other Loan Documents (as defined therein), any and all interest payable pursuant to such Agreement and/or under any promissory notes which may be issued by the Company to the purchasers pursuant to such Agreement at the interest rates provided therein (including interest which accrues after the commencement of any proceeding in respect of any Reorganization), all premium and termination fees if any payable in accordance with the terms of such Agreement and the other Loan Documents and all other fees and expenses and other amounts due from time to time under such Loan Documents, but without giving effect to any amendment or modification of said Note Purchase Agreement or any other Loan Document which increases the then current outstanding principal amount of the Senior Secured Notes, (ii) the Subordinated Notes and their respective successors and assigns, now existing or hereafter arising, direct or indirect, absolute or contingent, secured or unsecured, arising out of or in connection with the Subordinated Note Purchase Agreement or any of the other Loan Documents (as defined therein), any and all interest payable pursuant to such Agreement and/or under any promissory notes which may be issued by the Company to the purchasers pursuant to such Agreement at the interest rates provided therein (including interest which accrues after the commencement of any proceeding in respect of any Reorganization), all premium and termination fees if any payable in accordance with the terms of such Agreement and the other Loan Documents and all other fees and expenses and other amounts due from time to time under such Loan Documents, but without giving effect to any amendment or modification of the Subordinated Notes which increases the then current outstanding principal amount thereunder, (iii) all Permitted Indebtedness now existing or hereafter arising under Section 12.9(d) of this Agreement, and (iv) all renewals, refinancings, extensions, modifications and replacements of any and all of the foregoing, provided that the outstanding principal amount of the Indebtedness renewed, refinanced, extended, modified or replaced shall not be increased as a result thereof. The term “Senior Indebtedness” shall include all amounts payable under such Loan Documents in accordance with their terms, irrespective of whether the Company may be excused from payment of any interest, fees or other amounts payable thereunder as a result of any Reorganization. All Senior Indebtedness shall be entitled to the benefit of this Agreement without notice thereof being given to the holders of Subordinated Indebtedness.
     “Senior Secured Notes” shall mean the Senior Secured Notes due July 25, 2009 issued pursuant to the Note Purchase Agreement dated as of July 25, 2005 among the Company and Ingalls & Snyder Value Partners, L.P. together with the other purchasers listed therein.
     “Subordinated Indebtedness” shall mean:
     (a) All Indebtedness, liabilities and obligations of the Company to the Purchasers and their successors and assigns, now existing or hereafter incurred, however made or incurred,

direct or indirect, absolute or contingent, secured or unsecured and however evidenced under this Agreement and under the Notes issued to the Purchasers pursuant to this Agreement, including, without limitation;
     (b) All obligations (contingent or otherwise) under all agreements and instruments heretofore, or hereafter securing the obligations of the Company in respect of this Agreement or the Notes, including any and all Guaranties thereof by any and all Affiliates of the Company; and
     (c) Any and all other Indebtedness of the Company which by its terms is stated to be Subordinated Indebtedness subject to this Agreement.
     “Subordinated Notes” shall mean the Senior Subordinated Convertible Guaranteed Notes due September 1, 2009 issued pursuant to the Subordinated Note and Warrant Purchase Agreement.
     “Subordinated Note Purchase Agreement” is defined in Section 6.1.9.
     “Subordinated Noteholder Agreement” is defined in Section 6.1.10.
     “Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership of which the Company or a Subsidiary is the general partner.
     “Subsidiary Guaranty” means the Guaranty Agreement executed and delivered by each Subsidiary Guarantor in a form reasonably acceptable to the Purchasers and the Company.
     “Subsidiary Guarantor” means each Material Subsidiary of the Company identified on Schedule 6.11 and each newly formed or acquired Material Subsidiary required to execute and deliver a Subsidiary Guaranty in accordance with the provisions of the Loan Documents. Upon completion of the Tethys Spin Out, the Tethys Subsidiaries shall both cease to be Subsidiary Guarantors.
     “Subsidiary Stock” means, with respect to any Person, the stock (or any options or warrants to purchase stock or other securities exchangeable for or convertible into stock) of any Subsidiary of such Person.
     “Taxes” is defined in Section 16.3.
     “Tethys” means Tethys Petroleum Investments Limited.
     “Tethys Common Stock” means the common stock of Tethys, nominal value £0.10 per share.
     “Tethys Spin Out” means an offering of Tethys Common Stock with aggregate gross proceeds to Tethys of not less than $18,000,000 and may include in connection therewith the sale of shares of Tethys Common Stock by the Company in which case the Company at its sole discretion shall be entitled to sell in such offering up to such number of shares of Tethys Common Stock as would take its equity interest in Tethys to below 50% of the total issued share capital of Tethys, provided, however, that (i) the offering values Tethys on a pre-money basis at a minimum of $52 million; and (ii) at least 50% of the net proceeds received by the Company following any sale of its shares of Tethys Common Stock are immediately upon receipt of such proceeds by the Company used to make a prepayment in respect of the Senior Secured Notes. For the purpose of determining the net proceeds received by the Company in respect of the offering, the Company and Tethys shall bear the aggregate costs and expenses (including underwriters’ fees or discounts) of the offering in proportion to the respective amount of gross proceeds received by each.
     “Tethys Subsidiaries” means Tethys and Tethys Kazakhstan Limited.
     “Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property having a Fair Market Value of greater than US $2 million, including, without limitation, Subsidiary Stock.
     “Treas. Regs.” means federal income tax regulations promulgated by the United States Treasury.
     “Warrants” is defined in Section 1.
     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the Equity Interests (except directors’ and nominee’s qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

EXHIBIT 1
[FORM OF NOTE]
THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE OR FOREIGN SECURITIES LAWS OR CANARGO ENERGY CORPORATION (“THE COMPANY”) SHALL HAVE RECEIVED AN OPINION OF ACCEPTABLE COUNSEL IN A FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION OF SUCH SECURITIES UNDER SUCH SECURITIES LAWS IS NOT REQUIRED.
CANARGO ENERGY CORPORATION

12% SUBORDINATED CONVERTIBLE GUARANTEED NOTE DUE •, 2010

No. [*]	•, 2006
US $[*]
     FOR VALUE RECEIVED, the undersigned, CanArgo Energy Corporation (herein called the “Company”, which includes any successor corporation), a corporation organized and existing under the laws of Delaware, hereby promises to pay to [*], or registered assigns (“holder”), the principal sum of US$[*] DOLLARS on •, 2010, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the per annum rate of interest twelve percent (12%), payable semiannually, on the Thirty First (31st) day of December and the Thirtieth (30th) day of June in each year, commencing December 31, 2006, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal at the applicable Redemption Price (as defined in the Note Purchase Agreement referred to below) and any overdue payment of interest, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum equal to 15%.
     Payments of principal of at the applicable Redemption Price (if any) and interest on with respect to this Note are to be made in lawful money of the United States of America at • or at such other place as the holder shall have designated by written notice to the Company as provided in the Note Purchase Agreement referred to below.
     This Note is issued pursuant to a Note and Warrant Purchase Agreement, dated as of •, 2006 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 22 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 8 of the Note Purchase Agreement.
     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     This Note is convertible by the holder or the Company into shares of common stock, par value $0.10 per share, of the Company at the Conversion Price, as adjusted, in the manner and as otherwise provided in Section 11.7 of the Note Purchase Agreement.
     If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Redemption Price) and with the effect provided in the Note Purchase Agreement and subject to the subordination provisions of Section 4 of the Note Purchase Agreement.
     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
     The Company has caused this Note to be duly executed.

CANARGO ENERGY CORPORATION

David Robson Chairman, President
and Chief Executive Officer

EXHIBIT 2
FORM OF WARRANT
THE WARRANTS REPRESENTED HEREBY AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS (COLLECTIVELY, THE “WARRANT SECURITIES”), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION AFFORDED UNDER THE ACT AND APPLICABLE SECURITIES LAWS OF OTHER JURISDICTIONS. THE WARRANT SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS APPLICABLE (IN WHICH CASE THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO SUCH EFFECT) AND THE PROVISIONS OF ALL OTHER APPLICABLE SECURITIES LAWS ARE OBSERVED.
CANARGO ENERGY CORPORATION
Incorporated Under the Laws of the State of Delaware

No.	Common
Stock Purchase Warrants
CERTIFICATE FOR COMMON STOCK
PURCHASE WARRANTS
1. Warrant, This Warrant Certificate certifies that , or registered assigns (the “Registered Holder”), is the registered owner of the above indicated number of Warrants expiring on the Warrant Expiration Date, as defined below. One (1) Warrant entitles the Registered Holder to purchase one (1) share of the common stock, $.10 par value (a “Share”), of CanArgo Energy Corporation, a Delaware corporation (the “Company”), from the Company at a purchase price of One Dollar ($1.00) (the “Exercise Price”) at any time during the Exercise Period, as hereinafter defined, upon surrender of this Warrant Certificate with the exercise form hereon duly completed and executed and accompanied by payment of the Exercise Price at the principal office of the Company.
     Upon due presentment for transfer or exchange of this Warrant Certificate at the principal office of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued in exchange for this Warrant Certificate, subject to the limitations provided herein, upon payment of any tax or governmental charge imposed in connection with such transfer. Subject to the terms hereof the Company shall deliver Warrant Certificates in required whole number denominations to Registered Holders in connection with any transfer or exchange permitted hereunder.

     This Warrant is one of several warrants in substantially identical form issued pursuant to the provisions of in that certain Note and Warrant Purchase Agreement dated June 28, 2006 by and among the Company and the Purchasers party thereto (the “Note Purchase Agreement”), and the holders of the Warrant are subject to and entitled to benefits of the provisions thereof and in the event of any conflict between the terms of this Warrant and the terms of the Note Purchase Agreement, the provisions of the Note Purchase Agreement shall govern. Any capitalized terms not otherwise expressly defined herein shall have the meaning ascribed thereto in the Note Purchase Agreement.
2. Restrictive Legends. Each Warrant Certificate shall bear legends substantially in the form of the legends that appear at the beginning of this Warrant Certificate. Each certificate representing Shares issued upon exercise of a Warrant, unless such Shares are then registered under the Securities Act of 1933, as amended (the “Act”), shall bear a legend in substantially the following form:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITES ACT OF 1933, AS AMENDED (THE“ACT”) OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION AFFORDED UNDER THE ACT AND SUCH APPLICABLE LAWS OF OTHER JURISDICTIONS. THE SHARES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT IS APPLICABLE (IN WHICH CASE THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO SUCH EFFECT) AND THE PROVISIONS OF ALL OTHER APPLICABLE SECURITIES LAWS ARE OBSERVED.”
Each such certificate representing Shares may also bear such legend relating to the issuance of such Shares pursuant to any applicable securities laws as counsel for the Company shall reasonably deem appropriate.
3. Exercise. Subject to the terms hereof: the Warrants, evidenced by this Warrant Certificate, may be exercised at the Exercise Price in whole or in part at any time during the period (the “Exercise Period”) commencing on the first Business Day six (6) months after the date of issuance hereof and terminating at the close of business on June 28, 2008 or shall be exercised on such sooner date at the election of the Company (a “Mandatory Exercise”) and upon at least thirty (30) days prior written notice to the Registered Holder (the “Mandatory Exercise Notice”) in the event that: (i) the Manavi M12 well indicates, by way of an independent engineering report, sustainable production, if developed, in excess of 7,500 barrels of oil per day or (ii) all the warrants originally issued under that certain Note and Warrant Purchase Agreement dated as of March 3, 2006 by and among the Company and the purchasers listed therein are exercised by the holders thereof and the average closing price for the Company’s Common Stock on the American Stock Exchange or, if the Common Stock is not then listed for trading on the American Stock Exchange (“AMEX”) then the Oslo Stock Exchange, is above U.S. $1.25 (or its equivalent in NOK, and in any case adjusted for any stock dividends, stock split, its reverse split, recapitalization or reorganization) for a period of five consecutive trading days (the “Warrant Expiration Date”); except that (a) in the case of a Mandatory Conversion (as defined in the Note Purchase Agreement), any and all outstanding Warrants issued under the Note Purchase Agreement and held by Persistency shall automatically and simultaneously become immediately exercisable on receipt of the Mandatory Conversion Notice, and (b) in the case of a Mandatory Exercise, any and all outstanding Notes issued under the Note Purchase Agreement and held by Persistency hall automatically and simultaneously become immediately convertible on receipt of the Mandatory Exercise Notice. The Exercise Period may also be extended by the Company’s Board of Directors.
     A Warrant shall be deemed to have been exercised in immediately prior to the close of business on the date (the “Exercise Date”) of the surrender to the Company at its principal offices of this Warrant Certificate with the exercise form attached hereto executed by the Registered Holder and accompanied by payment to the Company, in cash or by official bank or certified check, of an amount equal to the aggregate Exercise Price, in lawful money of the United States of America.
     The person entitled to receive the Shares issuable upon exercise of a Warrant or Warrants (“Warrant Shares”) shall be treated for all purposes as the holder of such Warrant Shares as of the close of business on the Exercise Date. The Company shall not be obligated to issue any fractional share interests in Warrant Shares issuable or deliverable on the exercise of any Warrant or script or cash with respect thereto, but, if Company elects not to issue a fractional share, the Company will pay a cash adjustment in respect of any fraction of a Warrant Share which would otherwise be issuable in an amount equal to the same fraction of the amount by which the market price of a Share on the date of exercise exceeds the Exercise Price, such market price to be determined in good faith by the Board of Directors of the Company. If more than one Warrant shall be exercised at one time by the same Registered Holder, the number of full Shares which shall be issuable on exercise thereof shall be computed on the basis of the aggregate number of full shares issuable on such exercise.
     Promptly, and in any event within ten business days after the Exercise Date, the Company shall cause to be issued and delivered to the person or persons entitled to receive the same, a certificate or certificates for the number of Warrant Shares deliverable on such exercise.
     The Company may deem and treat the Registered Holder of the Warrants at any time as the absolute owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary. The Warrants shall not entitle the Registered Holder thereof to any of the rights of shareholders or to any dividend declared on the Shares unless the Registered Holder shall have exercised the Warrants and thereby purchased the Warrant Shares prior to the record date for the determination of holders of Shares entitled to such dividend or other right.
     4. Net Issue Conversion. Notwithstanding anything in this Warrant to the contrary, the Registered Holder hereof may, subject to the prior concurrence of the Company, in lieu of exercising this Warrant in the manner provided above in Section 3, elect to convert this Warrant into Warrant Shares equal in number to the value of the exercised Warrants by so indicating on the Form of Election to Purchase attached hereto, in which event the Registered Holder shall receive a number of Warrant Shares equal to following shall occur.
     [(X multiplied by (Y minus Z)] divided by Y;
     where:

     X = Number of Warrants Converted
     Y = Fair Market Value of one share of Common Stock
     Z = Exercise Price
For purposes of the above, “Fair Market Value” shall equal the closing price for the Company’s Common Stock on the Exercise Date, as reported on the AMEX or, if the Common Stock is not then listed for trading on the AMEX, then the dollar equivalent of such closing price as reported on the Oslo Stock Exchange on the Exercise Date.
5. Reservation of Shares and Payment of Taxes. The Company covenants that it will at all times reserve and have available from its authorized Common Stock such number of shares as shall then be issuable on the exercise of outstanding Warrants. The Company covenants that all Warrant Shares which shall be so issuable shall be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.
     The Registered Holder shall pay all documentary, stamp or similar taxes and other government charges that may be imposed with respect to the issuance, transfer or delivery of any Warrants and Warrant Shares on exercise of the Warrants. In the event the Warrants or Warrant Shares are to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate, no such delivery shall be made unless the person requesting the same has paid the amount of any such taxes or charges incident thereto.
6. Registration of Transfer. The Warrant Certificates may be transferred in whole or in part, provided any such transfer complies with all applicable foreign and United States federal and state securities laws and, if requested by the Company, the Registered Holder delivers to the Company an opinion of counsel to that effect, in form and substance reasonably acceptable to the Company. Warrant Certificates to be transferred shall be surrendered to the Company at its principal office. The Company shall execute, issue and deliver in exchange therefore the Warrant Certificate or Certificates which the Registered Holder making the transfer shall be entitled to receive.
     The Company shall keep transfer books at its principal office which shall register Warrant Certificates and the transfer thereof. On due presentment of any Warrant Certificate for registration of transfer at such office, the Company shall execute, issue and deliver to the transferee or transferees a new Warrant Certificate or Certificates representing an equal aggregate number of Warrants. All Warrant Certificates presented for registration of transfer or exercise shall be duly endorsed or be accompanied by a written instrument or instruments of transfer in form and substance satisfactory to the Company. The Company may require payment of a sum sufficient to cover any tax or other government charge that may be imposed in connection therewith.
     All Warrant Certificates so surrendered, or surrendered for exercise, or for exchange in case of mutilated Warrant Certificates, shall be promptly canceled by the Company and thereafter retained by the Company until the Warrant Expiration Date. Prior to due presentment for registration of transfer thereof the Company may treat the Registered Holder of any Warrant Certificate as the absolute owner thereof (notwithstanding any notations of ownership or writing thereon made by anyone other than the Company), and the Company shall not be affected by any notice to the contrary.

7. Loss or Mutilation. On receipt by the Company of evidence satisfactory as to the ownership of and the loss, theft, destruction or mutilation of this Warrant Certificate, the Company shall execute and deliver, in lieu thereof a new Warrant Certificate representing an equal aggregate number of Warrants. In the case of loss, theft or destruction of any Warrant Certificate, the individual requesting issuance of a new Warrant Certificate shall be required to indemnify the Company in an amount satisfactory to the Company. In the event a Warrant Certificate is mutilated, such Certificate shall be surrendered and canceled by the Company prior to delivery of a new Warrant Certificate. Applicants for a new Warrant Certificate shall also comply with such other reasonable regulations as the Company may prescribe.
8. Adjustment of Shares. The number and kind of securities issuable upon exercise of a Warrant or to be delivered upon the redemption of Warrants hereunder shall be subject to adjustment from time to time upon the happening of certain events (“Adjustment Event”), as follows:
     (a) If the Company shall, at any time prior to the complete exercise of the Warrants evidenced hereby, declare or pay to the holders of its outstanding Shares, a dividend payable in any kind of shares of stock or other securities of the Company, or in property, or otherwise than in cash, the Registered Holder upon thereafter exercising the Warrants evidenced hereby as herein provided shall be entitled to receive for the Exercise Price, in addition to one Warrant Share, such additional share or shares of stock or scrip representing fractions of a share or other securities or property as the Registered Holder would have received in the form of such dividend if he had been the holder of record of such Warrant Share on the record date for the determination of common stockholders entitled to receive such dividend.
     (b) If the Company shall, while any Warrants evidenced hereby remain in force, effect a recapitalization of such character that the Shares covered hereby shall be changed into or become exchangeable for a larger or smaller number of shares, then thereafter, the number of Shares which the Registered Holder shall be entitled to purchase hereunder, shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of Shares of the Company by reason of such recapitalization, and the Exercise Price (per Share) shall in the case of an increase in the number of Shares be proportionately reduced, and in the case of a decrease in the number of shares be proportionately increased.
     (c) In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable upon exercise of a Warrant) or in case the Company (or any such other corporation) shall merge into or with or consolidate with another corporation or convey all or substantially all of its assets to another corporation or enter into a business combination of any form as a result of which the Shares or other securities receivable upon exercise of a Warrant are converted into other stock or securities of the same or another corporation, then and in each such case, the Registered Holder of a Warrant, upon exercise of the purchase right at any time after the consummation of such reorganization, consolidation, merger, conveyance or combination, shall be entitled to receive, in lieu of the Shares or other securities to which such Registered Holder would have been entitled had he exercised the purchase right immediately prior thereto, such stock and securities which such Registered Holder would have owned immediately after such event with respect to the Shares and other securities for which a Warrant may have been exercised immediately before such event had the Registered Holder exercised the Warrant immediately prior to such event.
     (d) In case the Company shall at any time prior to the exercise of a Warrant evidenced hereby make any distribution of its assets to holders of its Shares by way of a liquidating or partial liquidating dividend or by way of a return of capital, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the state of its incorporation, then the Registered Holder upon thereafter exercising such Warrant as herein provided after the date of record for the determination of those holders of Shares entitled to such distribution of assets, shall be entitled to receive for the Exercise Price, in addition to a Warrant Share, the amount of such assets (or at the option of the Company, a sum equal to the value thereof at the time of such distribution to holders of Shares as such value is determined by the Board of Directors of the Company in good faith) which would have been payable to the Registered Holder had he been the holder of record of such Warrant Share receivable upon exercise of such Warrant on the record date for the determination of those entitled to such distribution.
     The Company shall mail to the holder of this Certificate at least twenty (20) days prior to any Adjustment Event a notice specifying the date on which any such Adjustment Event is to occur together with a description thereof.
     In each case of an adjustment in the Shares or other securities receivable upon the exercise of a Warrant, the Company shall promptly notify the Registered Holder of such adjustment. Such notice shall set forth the facts upon which such adjustment is based.
9. Reduction in Exercise Price .
     (a) The Company’s Board of Directors may, at its sole discretion, reduce the Exercise Price of the Warrants in effect at any time either for the life of the Warrants or any shorter period of time determined by the Company’s Board of Directors. The Company shall promptly notify the Registered Holders of any such reduction in the Exercise Price.
     (b) In the event the Company issues equity securities during the life of the Warrant (other than pursuant to the granting of stock options pursuant to employee stock option plans approved by the Company’s stockholders; or the exercise or conversion of outstanding warrants, stock options or convertible securities, including without limitation the conversion of the Senior Secured Notes due July 25, 2009 or the Senior Subordinated Convertible Guaranteed Notes due September 1, 2009) at a price per share of Common Stock or common stock equivalent less than the Exercise Price then in effect, such price per share determined net of all discounts, fees, costs and expenses incurred in connection with such issuance, then the Exercise Price shall be automatically reset to the lowest net effective price per share, without any further action of the holder of the Warrant. Notwithstanding the foregoing, in no event shall the number of Shares issuable to the holders of the Warrants pursuant to this Section 8 cause the holders of the Warrants collectively to own in excess of 19.9% of the outstanding Common Stock of the Company as at the date of the Note Purchase Agreement unless the Company has obtained the prior approval of its stockholders as required by Section 713 of the AMEX Company Guide as in effect from time to time, provided, however, that the Company shall use commercially reasonable efforts to diligently seek to obtain such approval of its stockholders.

10. Notices. All notices, demands, elections, requests and communications provided for hereunder shall be in writing and sent
     (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or
     (b) by registered or certified mail with return receipt requested (postage prepaid), or
     (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
          (i) if to the Registered Holder or its nominee, to the Registered Holder or its nominee at the address of the Registered Holder as set forth on the books maintained by the Company, or at such other address as such Registered Holder or nominee shall have specified to the Company in writing,
          (ii) if to the Company, to the Company at its principal executive office to the attention of Chief Executive Officer, or at such other address as the Company shall have specified to the holder of each Warrant in writing.
     Notices under this Section 10 will be deemed given only when actually received.
11. General Provisions. This Warrant Certificate shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, where the Company maintains its registered offices. Except as otherwise expressly stated herein, time is of the essence in performing hereunder. The headings of this Warrant Certificate are for convenience in reference only and shall not limit or otherwise affect the meaning hereof.
     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the ___day of •, 2006.

CanArgo Energy Corporation

By:

Title:

CanArgo Energy Corporation
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

UNIF GIFT MIN ACT- Custodian
TEN COM – as tenants in common
TEN ENT – as tenants by the entireties
JR TEN – as joint tenants with right of

survivorship and not as tenants in common	(Cust) (Minor)
underUniform Gifts
to Minor Act .
(State)
Additional abbreviations may also be used though not in the above list.
FORM OF ASSIGNMENT
(To be Executed by the Registered Holder if He
Desires to Assign Warrants Evidenced by the
Within Warrant Certificate)
     FOR VALUE RECEIVED                                          hereby sells, assigns and transfers (                    ) Warrants, evidenced by the within Warrant Certificate, and does hereby irrevocably constitute and appoint                                          Attorney to transfer the said Warrants evidenced by the within Warrant Certificates on the books of the Company, with full power of substitution.

Dated: .	.
Signature
Notice: The above signature must correspond with the name as written upon the Face of the Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.
Signature Guaranteed:
SIGNATURE MUST BE GUARANTEED BY A COMMERCIAL BANK OR MEMBER FIRM OF ONE OF THE FOLLOWING STOCK EXCHANGES: NEW YORK STOCK EXCHANGE, PACIFIC COAST STOCK EXCHANGE, AMERICAN STOCK EXCHANGE, OR MIDWEST STOCK EXCHANGE.

FORM OF ELECTION TO PURCHASE
(To be Executed by the Holder if he Desires to Exercise

the Warrants Evidenced by the Warrant Certificate)
To CanArgo Energy Corporation:
     [The undersigned hereby irrevocably elects to exercise                      (                                        ) Warrants, evidenced by the within Warrant Certificate for, and to purchase thereunder,                                          (                    ) full shares of Common Stock issuable upon exercise of said Warrants and delivery of $                     and payment of any applicable taxes.
     OR
     [The undersigned hereby irrevocably elects to convert                      (                                        ) Warrants, evidenced by the within Warrant Certificate, and to acquire Warrant Shares pursuant to the “Net Issue Conversion” provision in Section 4 thereof, and, upon payment of any applicable taxes, to acquire Warrant Shares thereunder.]
     The undersigned hereby warrants and represents that he/it is an “accredited investor” as defined under Rule 501(a) of the Securities Act of 1933, as amended and accordingly the Warrants being exercised and the securities deliverable upon exercise thereof have been registered under the Act or are exempt from registration thereunder.
     Please register the certificates for such share as follows:
Please insert taxpayer identification
Or social security number (if any)                                                             .

(Please print name)

(Please print address)
     If said number of Warrants shall not be all the Warrants evidenced by the within Warrant Certificate, the undersigned requests that a new Warrant Certificate evidencing the Warrants not so exercised be registered in the name of the undersigned at the following address and deliver the Certificate to that address:

(Please print address)
(SIGNATURES CONTINUED ON FOLLOWING PAGE)

Dated:	.	Signature:	.
NOTICE: The above signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever. If the certificate representing the shares is to be registered in a name other than that in which the within Warrant Certificate is registered, the signature of the holder hereof must be guaranteed.

Signature Guaranteed:

SIGNATURE MUST BE GUARANTEED BY A COMMERCIAL BANK OR MEMBER FIRM OF ONE OF THE FOLLOWING STOCK EXCHANGES: NEW YORK STOCK EXCHANGE, PACIFIC COAST STOCK EXCHANGE, AMERICAN STOCK EXCHANGE, OR MIDWEST STOCK EXCHANGE.

EXHIBIT 3
SUBORDINATED NOTEHOLDER AGREEMENT

EXHIBIT 3
AGREEMENT OF PURCHASE AND SALE
OF OUTSTANDING
SENIOR SUBORDINATED CONVERTIBLE GUARANTEED NOTES
THIS AGREEMENT OF PURCHASE AND SALE OF OUTSTANDING SENIOR SUBORDINATED CONVERTIBLE GUARANTEED NOTES is made as of this 28 day of June, 2006 by and among Persistency, a company incorporated in the Cayman Islands (“Purchaser”), and the parties named on the signature pages attached hereto (each a “Seller,” and, collectively, the “Sellers”) (the “Agreement”).
RECITALS:
     WHEREAS, each Seller is the owner of at least the principal amount of Senior Subordinated Convertible Guaranteed Notes due September 1, 2009 (the “Notes”) set forth below the signature of such Seller on the signature page hereof; and
     WHEREAS, the Notes were issued by CanArgo Energy Company, a Delaware corporation (the “Company”) pursuant to that certain Note and Warrant Purchase Agreement dated March 3, 2006 (the “Note Purchase Agreement”); and
     WHEREAS, the Purchaser desires to purchase, and each Seller desires to sell, the respective principal amount of the Notes set forth below the signature of such Seller on the signature page hereof, for the purchase price and upon the terms and conditions herein set forth (the “Purchased Notes”);
     NOW, THEREFORE, the Purchaser agrees with each Seller as follows:
     1. Defined Terms. Any capitalized term used but not defined herein shall have the meaning attributed to such term in the Note Purchase Agreement.
     2. Agreement to Purchase and Sell. Purchaser shall purchase the Purchased Notes from each Seller, and each Seller shall sell the Purchased Notes to Purchaser, for the purchase price and upon and subject to the other terms and conditions set forth in this Agreement.
     3. Purchase Price. The purchase price for the Purchased Notes shall be the outstanding principal amount thereunder as of the Closing Date (as defined in Section 6 below), plus any interest accrued and unpaid on the Notes as of the Closing Date, calculated in accordance with Section 10.5 of the Note Purchase Agreement (the “Purchase Price”). The Purchase Price shall be payable in cash on the Closing Date in accordance with Section 4 hereof.
     4. Closing. The closing of this transaction shall take place on the Closing Date by the following contemporaneous actions:

a.	payment of the Purchase Price by wire transfer of immediately available funds from Purchaser to each Seller in accordance with the wire transfer instructions set forth below the signature of such Seller on the signature pages hereof; and

b.	endorsement and delivery by each Seller to Purchaser of the Purchased Notes;

c.	acceptance by the Company of the endorsed Purchased Notes and reissuance by the Company of such Notes in the name of Purchaser pursuant to Section 15.2 of the Note Purchase Agreement; and

d.	reissuance by the Company of Notes in the name of each Seller for the amount of Notes retained by each such Seller after the sale to Purchaser of the Purchased Notes; and

e.	assignment by each Seller to Purchaser of the rights of such Seller with respect to the Purchased Notes under the Registration Rights Agreement.
     5. Conditions Precedent to Obligations of Purchaser and each Seller. The obligations of the Purchaser to purchase the Purchased Notes under this Agreement, and the obligation of each Seller to sell the Purchased Notes under this Agreement, shall be conditional upon the prior or contemporaneous satisfaction of the following condition:
a.	There shall be no statute, law, regulation or rule (Federal, state or local) which would render it unlawful to close the purchase and sale of the Purchased Notes.
     6. Additional Conditions Precedent to Obligations of Purchaser. In addition to the condition set forth in Section 5 hereof, the obligations of the Purchaser to purchase the Purchased Notes under this Agreement shall be conditional upon the prior or contemporaneous satisfaction of the following additional conditions:
a.	The representations and warranties of each Seller set forth in Section 9 hereof shall be true and correct on and as of the Closing Date.
b.	Purchaser and Sellers shall have received a certificate signed by the Company in the form attached hereto as Exhibit 1.
     7. Additional Conditions Precedent to Obligations of Each Seller. In addition to the condition set forth in Section 5 hereof, the obligations of each Seller to sell the Purchased Notes under this Agreement shall be conditional upon the prior or contemporaneous satisfaction of the following condition:
a.	The representations and warranties of Purchaser set forth in Section 10 hereof shall be true and correct on and as of the Closing Date.
     8. Date of Closing. The Closing will take place in accordance with Section 4 of this Agreement on a date (the “Closing Date”) determined by the parties hereto, but not later than June 30, 2006. If the Closing has not occurred by June 30, 2006, this Agreement shall terminate, and neither party shall thereafter have any further rights or obligations hereunder, but without prejudice to the rights which any party may have to seek to enforce any rights or remedies it may have associated with a breach of this Agreement by the other party prior to termination of this Agreement.
     9. Representations and Warranties of Sellers. Each Seller represents and warrants to Purchaser that as of the date hereof and as of the Closing Date the following are true and correct:
a.	Such Seller is the type of entity specified on the signature page of such Seller, validly existing under the laws of its jurisdiction of organization. Such Seller has the legal power to enter into and carry out the transaction contemplated by this Agreement.

b.	This Agreement and all documents to be executed by such Seller in connection with this Agreement, and the transaction to be carried out pursuant thereto, have have been duly authorized by such Seller. The person or persons executing this Agreement on behalf of such Seller are duly authorized to do so.

c.	When executed and delivered by the parties hereto, this Agreement will constitute the legally valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, subject to applicable laws regarding insolvency and principles of equity.

d.	Such Seller has good and valid title to the Purchased Notes being sold by such Seller respectively, free and clear of any liens, encumbrances, or claims of third parties of any type or nature whatsoever.

e.	Seller is a party to the Note Purchase Agreement and the Purchased Notes, and to Seller’s knowledge such documents are in full force and effect and have not been amended. To Seller’s knowledge there are no other agreements or understandings which amend, modify, relate to or otherwise affect the obligations of the Company or any other member of the CanArgo Group in relation to the Purchased Notes or the Common Stock of the Company issuable upon conversion of the Purchased Notes in accordance with Section 11.7 of the Note Purchase Agreement.

f.	No amount has been received by the Seller from the Company in respect of the Purchased Notes, and interest is accrued on the Purchased Notes in accordance with the terms thereof and Section 10.5 of the Note Purchase Agreement.

g.	The Purchased Notes are not in payment default, nor to the knowledge of Seller does any other type of default exist under the Note Purchase Agreement, the Notes or the Subsidiary Guaranty.

h.	To the knowledge of Sellers, since March 31, 2006 there has been no material non-public information the subject of which constitutes or would be reasonably likely to constitute a Material Adverse Effect.

     10. Representations and Warranties of the Purchaser. Purchaser represents and warrants to Sellers that as of the date hereof and as of the Closing Date the following are true and correct:
a.	Purchaser is the type of entity specified on the signature page, validly existing under the laws of its jurisdiction of organization. Purchaser has the legal power to enter into and carry out the transaction contemplated by this Agreement.

b.	This Agreement and the transaction to be carried out pursuant to this Agreement have been duly authorized by Purchaser, and the person or persons executing this Agreement on behalf of Purchaser are duly authorized to do so.

c.	When executed and delivered by the parties hereto, this Agreement constitutes the legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable laws regarding insolvency and principles of equity.

d.	Purchaser is the sole and true party in interest acquiring the Purchased Notes, is acquiring the Purchased Notes for its own account for investment, is not acquiring the Purchased Notes for the benefit of any other person or entity, and has no present intention of selling, distributing or otherwise disposing of any portion of, or interest in, the Purchased Notes or any shares of stock to be issued on conversion of the Purchased Notes. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Notes. Such Purchaser has not been formed for the specific purpose of acquiring any of the Notes.

e.	Purchaser is an “accredited investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act of the laws of the United States, and did not enter into the transactions contemplated by this Agreement because of any advertisement by Seller.
     11. Assignment of Ancillary Rights. Effective as of the Closing, and without further action, each Seller assigns to Purchaser all rights of such Seller regarding the Purchased Notes under the Note Purchase Agreement and the Loan Documents.
     12. Further Assurances. After Closing, each party agrees, upon request of the other party, to execute such other and further documents as may be necessary to complete or perfect the transfer of the Purchased Notes to the Purchaser and otherwise to execute such other and further documents and to take any other actions as may be reasonably necessary to carry out and complete all of the transactions and actions intended to occur pursuant to this Agreement.
     13. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30

p.m. EST on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. EST on any business day, (c) the 2nd business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.
     14. Applicable Law. This Agreement shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws thereof. In any action brought in connection with this Agreement, the prevailing party (in addition to other relief or recovery which it may receive) shall be entitled to recover its attorneys’ fees and expenses to the extent that such fees are in a reasonable amount.
     15. Entire Agreement. This Agreement and the documents referenced herein embody the entire agreement and understanding of the parties with respect to the purchase and sale of the Purchased Notes and supersedes in all respects all prior written or oral commitments, arrangements or understandings with respect thereto.
     16. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and taken together all of which shall constitute a single instrument.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed into this Agreement as of the date first above written.

PURCHASER:

By:

(signature)

Name:

(print)

Title:

Address for notices:

Facsimile number:

SELLER:

By:
(signature)

Name:
(print)

Title:

Principal Amount of Notes:

$

Address for notices:

Facsimile number:

Wire transfer instructions

Bank:

Branch Address:

ABA Routing Number:

Account Name:

Account Number:

Exhibit 1
CERTIFICATE
Canargo Energy Company
          This Certificate is delivered pursuant to Section 6(b) of the Agreement of Purchase and Sale of Outstanding Senior Subordinated Convertible Guaranteed Notes made as of the 28 day of June, 2006 (the “Purchase Agreement”), by and among Persistency, a company incorporated in the Cayman Islands (the “Purchaser”), and the parties named on the signature pages thereto (each a “Seller,” and, collectively, the “Sellers”). Capitalized terms used and not defined herein shall have the meanings as set for the in the Purchase Agreement.
     WHEREAS, each Seller is the owner of certain Senior Subordinated Convertible Guaranteed Notes due September 1, 2009 (the “Notes”); and
     WHEREAS, the Notes were issued by CanArgo Energy Company, a Delaware corporation (the “Company”) pursuant to that certain Note and Warrant Purchase Agreement dated March 3, 2006 (the “Note Purchase Agreement”),
     The undersigned, for themselves individually and on behalf of the Company, hereby certify to the Purchaser and the Sellers (and intending that the Purchaser and the Sellers rely on the contents hereof) as follows:
     1. They are officers of the Company, holding the respective offices indicated below.
     2. The Note Purchase Agreement, the Purchased Notes, the Subsidiary Guaranty and the Registration Rights Agreement are valid and binding obligations of the parties thereto, enforceable in accordance with their terms (subject to applicable laws regarding insolvency and principles of equity), are in full force and effect, have not been amended, and there are no other agreements or understandings which amend, modify, relate to or otherwise affect the obligations of the Company or any other member of the CanArgo Group in relation to the Purchased Notes or the Common Stock of the Company issuable upon conversion of the Purchased Notes in accordance with Section 11.7 of the Note Purchase Agreement.
     3. No amount has been paid by Company in respect of the Notes, and interest is accrued on the Notes in accordance with the terms thereof and Section 10.5 of the Note Purchase Agreement.
     4. Neither the Purchased Notes nor the Senior Secured Notes nor any other Senior Indebtedness are in payment default, nor to the knowledge of the Company does any other type of default exist (a) under the Note Purchase Agreement, the Notes or the Subsidiary Guaranty, or (b) in respect of the Senior Secured Notes or any other Senior Indebtedness.

     5. Except as disclosed to the Purchaser or in filings with the Securities and Exchange Commission, since March 31, 2006, no event has occurred or condition come into existence that has caused or would be reasonably likely to cause a change in the financial condition, operations, business or properties of the CanArgo Group Members taken as a whole, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
     6. This Certificate and Acknowledgment thereof may be signed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[signature page follows]

          IN WITNESS WHEREOF, the undersigned have executed this Closing Certificate as of the date set forth below.
Dated: This 28 day of June, 2006.

(signature)

Name:

(print)

Title:

(signature)

Name:

(print)

Title:

EXHIBIT 4.1
CONSENT OF HOLDERS OF SENIOR SECURED
NOTES

EXHIBIT 4.1
WAIVER AND CONSENT
     This WAIVER AND CONSENT (this “Agreement”) is made and entered into as of the 28th day of June, 2006 by and among CanArgo Energy Corporation, a Delaware corporation (the “Company”), and the individuals and entities who or which are signatories hereto (hereby referred to as a “Senior Noteholder” and collectively as the “Senior Noteholders”).
     WHEREAS, the Company and certain individuals propose to enter into a Note and Warrant Purchase Agreement (the “Note and Warrant Purchase Agreement”) pursuant to which the Company shall issue up to $10,000,000 in convertible promissory notes (the “12% Subordinated Notes”) on the Closing Date (as defined in the Note and Warrant Purchase Agreement) and warrants to purchase up to 12.5 million shares, at an exercise price of $1.00 per share, subject to adjustment, of the Company’s common stock, par value $.10 per share, on the Closing Date, expiring on the second anniversary of the Closing Date (the “Warrants,” and together with the 12% Subordinated Notes, the “12% Subordinated Offering”) thereafter and in accordance with the terms thereof; and
     WHEREAS, the principal amount of each 12% Subordinated Note shall be from time to time in whole or in part convertible at the option of the holder thereof into shares of the Company’s common stock at a price per share equal to $1.00 per share, as such price may be adjusted pursuant to the terms of the Note and Warrant Purchase Agreement; and
     WHEREAS, the Senior Noteholders have certain rights (the “Senior Noteholder Rights”) under that Note Purchase Agreement dated July 25, 2005 by and among the Company and the Senior Noteholders signatory thereto (the “Senior Note Purchase Agreement”) and the ancillary documents associated therewith relating to the issue of the Company’s Senior Secured Notes due July 25, 2009 (“Senior Secured Notes”), which rights may include, without limitation, (i) anti-dilution rights and protections, and preemptive and notice rights with respect to certain issuances of securities by the Company, (ii) rights in connection with negative covenants provided by the Company in Section 11 of the Senior Note Purchase Agreement and (ii) other rights as described therein; and
     WHEREAS, Ingalls & Snyder Value Partners L.P., as the holder of $14 million in aggregate outstanding principal amount of the Senior Secured Notes, constitutes a “Required Holder” as defined in the Senior Note Purchase Agreement and is a proper party to waive certain of the Senior Noteholder Rights that the Senior Noteholders may have in connection with the Note and Warrant Purchase Agreement and the transactions contemplated thereby and to amend certain provisions of the Senior Note Purchase Agreement;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency or which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions.
a.	As used in this Agreement, the following term shall have the following meaning ascribed thereto: “Tethys Spin Out” means an offering of Tethys Common Stock with aggregate gross proceeds to Tethys of not less than $18 million and may include in connection therewith the sale of shares of Tethys Common Stock by the Company in such offering in which case the Company at its sole discretion shall be entitled to sell in such offering up to such number of shares of Tethys Common Stock as would take its equity interest in Tethys to below 50% of the total issued share capital of Tethys, provided however, that (a) the offering values Tethys on a pre-money basis at a minimum of $52 million; and (b) at least 50% of the net proceeds received by the company following any sale of its shares of Tethys Common Stock are immediately upon receipt of such proceeds by the Company used to make a prepayment in respect of the Senior Secured Notes.
b.	Capitalized terms used herein but not otherwise defined have the meanings assigned to them in the Senior Note Purchase Agreement.
     2. Consent and Waivers. Notwithstanding the provisions of any Loan Document, in accordance with Section 18 of the Senior Note Purchase Agreement the Senior Noteholders hereby irrevocably and unconditionally consent to, and waive any rights they may have under the Senior Note Purchase Agreement or any other Loan Documents in connection with: (i) the 12% Subordinated Offering, including, without limitation, (w) the terms of the Note and Warrant Purchase Agreement, (x) the sale and issuance of the 12% Subordinated Notes and the Warrants pursuant to the terms and provisions of the Note and Warrant Purchase Agreement, (y) the application of any of the negative covenants set forth in Section 11 of the Senior Note Purchase Agreement to the 12% Subordinated Offering and (z) the Subordinated Subsidiary Guaranty (as defined in the Note and Warrant Purchase Agreement) to be entered into in connection with the 12% Subordinated Offering, and (ii) the Tethys Spin Out, including, without limitation (x) the application of the negative covenants set forth in Section 11 of the Senior Note Purchase Agreement; and (y) the release of Tethys and Tethys Kazakhstan Limited as Subsidiary Guarantors under the Subsidiary Guaranty. The waivers granted in this Section 2 only apply to the matters described in clause (i) and (ii) above, and do not constitute any consent to any other action or a waiver of any other provisions of the Loan Documents.
     3. Purchase Option. In consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed Ingalls & Snyder Value Partners L.P. hereby grants the holders of the 12% Subordinated Notes (the “Subordinated Noteholders”) an irrevocable option to purchase all of its Senior Secured Notes at a purchase price equal to the outstanding principal amount thereof together with any accrued but unpaid interest thereon to the date of sale thereof payable in immediately available United States dollars exercisable solely upon the occurrence of an event of Default under the Senior Secured Notes and any resultant acceleration of the Senior Secured Notes pursuant to Section 13 of the Senior Note Purchase Agreement and; provided, further, that in connection with the exercise of this option, the Subordinated Noteholders shall irrevocably offer to purchase the remaining outstanding Senior Secured Notes upon the same terms and conditions as the purchase from Ingalls & Snyder Value Partners L.P. Ingalls & Synder LLC shall use its commercially reasonable efforts (but without the necessity of making any payments) to assist the Subordinated Noteholders in consummating their offer to purchase the remaining outstanding Senior Secured Notes.
a. Option Exercise. Concurrently with the delivery of notice of acceleration of the Senior Secured Notes to the Company (or, in the case of an acceleration without prior required notification, upon the occurrence of the event triggering such acceleration), the Company shall give written notice to the Subordinated Noteholders with a copy to the holders of the Senior Noteholders (the “Company’s Notice”), referring to Section 3 of this Waiver and Consent; conveying the offer of the Subordinated Noteholders to purchase the remaining outstanding Senior Secured Notes on the same terms and conditions as the purchase of the Senior Secured Notes held by Ingalls & Snyder Value Partners L.P.; specifying that the closing of the purchase and sale of the Senior Secured Notes shall occur at the offices of Satterlee Stephens Burke & Burke LLP, 230 Park Avenue, Suite 1130, New York, NY at 10:00 am local time on the twentieth (20th) Business Day after the date of the Company’s Notice or at such other place, date and time as the Agent and the Subordinated Noteholders may mutually agree (the “Closing”); specifying the purchase price to be paid for the Senior Secured Notes (the “Purchase Price”) in cash in immediately available funds wire transferred for deposit to an account identified in the Company’s Notice, and identifying the payees. The Subordinated Noteholders shall have a period of fifteen (15) Business Days from the date of the Company’s Notice to elect to exercise their option in whole only and to make their irrevocable offer to purchase the remaining Senior Secured Notes by delivering a written notice of exercise and offer to the Company with a copy to the Agent (the “Exercise Notice”). The delivery of the Exercise Notice shall constitute an irrevocable commitment to purchase such Senior Secured Notes for the Purchase Price at the Closing. Such Notice shall identify the purchasers of the Senior Secured Notes and shall allocate and specify the Senior Secured Notes which shall be purchased by the individual Subordinated Noteholders. At the Closing original copies of the Senior Secured Notes shall be delivered to the Subordinated Noteholders or their duly authorized agent in a form transferable by delivery free and clear of all liens, charges and encumbrances arising by, through or under the Senior Noteholders.
     4. Effect on Loan Documents. This Agreement is limited to the specific purpose for which it is granted and, except as specifically set forth above, (a) shall not be construed as a consent, waiver or other modification with respect to any term, condition or other provision of any Loan Document and (b) each of the Loan Documents shall remain in full force and effect and are each hereby ratified and confirmed.
     5. Miscellaneous.
     (a) Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Company and the Senior Noteholders (and with respect to the provisions of Section 3 hereof the Subordinated Noteholders) and their respective successors and assigns; provided that the Company may not assign its rights hereunder without the prior written consent of the Required Holders. Except to the extent set forth in Section 3 hereof, there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.
     (b) Entire Agreement. This Agreement, including all documents attached hereto, incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.
     (c) Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     (d) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Waiver Agreement has been executed by the parties hereto or by their representatives, thereunto duly authorized, as of the day and year first above written.

CANARGO ENERGY CORPORATION

By:
Name:

Title:

SENIOR NOTEHOLDERS:
INGALLS & SNYDER VALUE PARTNERS L.P.
As a Senior Noteholder and in its capacity as the
“Required Holder”

By:
Name:

Title:

EXHIBIT 4.2
CONSENT OF HOLDERS OF SUBORDINATED NOTES

EXHIBIT 4.2
WAIVER AND CONSENT
     This WAIVER AND CONSENT (this “Agreement”) is made and entered into as of the 28th day of June, 2006 by and among CanArgo Energy Corporation, a Delaware corporation (the “Company”), and the individuals and entities who or which are signatories hereto (hereby referred to as a “Subordinated Noteholder” and collectively as the “Subordinated Noteholders”).
     WHEREAS, the Company and certain individuals propose to enter into a Note and Warrant Purchase Agreement (the “Note and Warrant Purchase Agreement”) pursuant to which the Company shall issue up to $10,000,000 in convertible promissory notes (the “12% Subordinated Notes”) on the Closing Date (as defined in the Note and Warrant Purchase Agreement) and warrants to purchase up to 12.5 million shares, at an exercise price of $1.00 per share, subject to adjustment, of the Company’s common stock, par value $.10 per share, on the Closing Date, expiring on the second anniversary of the Closing Date (the “Warrants,” and together with the 12% Subordinated Notes, the “12% Subordinated Offering”) thereafter and in accordance with the terms thereof; and
     WHEREAS, the principal amount of each 12% Subordinated Note shall be from time to time in whole or in part convertible at the option of the holder thereof into shares of the Company’s common stock at a price per share equal to $1.00 per share, as such price may be adjusted pursuant to the terms of the Note and Warrant Purchase Agreement; and
     WHEREAS, the Subordinated Noteholders have certain rights (the “Subordinated Noteholder Rights”) acquired in connection with the purchase of the Company’s Subordinated Notes due September 1, 2009 (“Subordinated Notes”) under that Note and Warrant Purchase Agreement dated March 3, 2006 by and among the Company and the Subordinated Noteholders signatory thereto (the “Subordinated Note Purchase Agreement”) and the ancillary documents associated therewith, which rights may include, without limitation, (i) anti-dilution rights and protections, and preemptive and notice rights with respect to certain issuances of securities by the Company, (ii) rights in connection with negative covenants provided by the Company in Section 12 of the Subordinated Note Purchase Agreement and (ii) other rights as described therein; and
     WHEREAS, each of the Subordinated Noteholders desires to waive certain of the Subordinated Noteholder Rights that it may have in connection with the Note and Warrant Purchase Agreement and the transactions contemplated thereby and to amend certain provisions of the Subordinated Note Purchase Agreement;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency or which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

6.	Definitions.
8.	As used in this Agreement, the following term shall have the following meaning ascribed thereto: “Tethys Spin Out” means an offering of Tethys Common Stock with aggregate gross proceeds to Tethys of not less than $18 million and may include in connection therewith the sale of shares of Tethys Common Stock by the Company in such offering in which case the Company at its sole discretion shall be entitled to sell in such offering up to such number of shares of Tethys Common Stock as would take its equity interest in Tethys to below 50% of the total issued share capital of Tethys, provided however, that (a) the offering values Tethys on a pre-money basis at a minimum of $52 million; and (b) at least 50% of the net proceeds received by the company following any sale of its shares of Tethys Common Stock are immediately upon receipt of such proceeds by the Company used to make a prepayment in respect of the Senior Secured Notes.
9.	Capitalized terms used herein but not otherwise defined have the meanings assigned to them in the Subordinated Note Purchase Agreement.
   7. Consent and Waivers. Notwithstanding the provisions of any Loan Document, in accordance with Section 19 of the Subordinated Note Purchase Agreement the Subordinated Noteholders hereby irrevocably and unconditionally consent to, and waive any rights they may have under the Subordinated Note Purchase Agreement or any other Loan Documents in connection with: (i) the 12% Subordinated Offering, including, without limitation, (w) the terms of the Note and Warrant Purchase Agreement, (x) the sale and issuance of the 12% Subordinated Notes and the Warrants pursuant to the terms and provisions of the Note and Warrant Purchase Agreement, (y) the application of any of the negative covenants set forth in Section 12 of the Subordinated Note Purchase Agreement to the 12% Subordinated Offering and (z) the Subordinated Subsidiary Guaranty (as defined in the Note and Warrant Purchase Agreement) to be entered into in connection with the 12% Subordinated Offering, and (ii) the Tethys Spin Out, including, without limitation (x) the application of the negative covenants set forth in Section 12 of the Subordinated Note Purchase Agreement; and (y) the release of Tethys and Tethys Kazakhstan Limited as Subsidiary Guarantors under the Subsidiary Guaranty. The waivers granted in this Section 2 only apply to the matters described in clause (i) and (ii) above, and do not constitute any consent to any other action or a waiver of any other provisions of the Loan Documents, including, without limitation, the provisions of Section 11.7(d) of the Subordinated Note Purchase Agreement.
     8. Effect on Loan Documents. This Agreement is limited to the specific purpose for which it is granted and, except as specifically set forth above, (a) shall not be construed as a consent, waiver or other modification with respect to any term, condition or other provision of any Loan Document and (b) each of the Loan Documents shall remain in full force and effect and are each hereby ratified and confirmed.

     9. Miscellaneous.
     (a) Representations and Warranties. Each of the parties hereto hereby represents and warrants to the other parties hereto that this Waiver Agreement has been duly executed by the party hereto or by its representatives, thereunto duly authorized and this Waiver Agreement is enforceable in accordance with its terms except as such enforceability is limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally or general equitable principles. The undersigned Subordinated Noteholders hereby represent and warrant to the Company that by virtue of their aggregate holdings of Subordinated Notes they constitute Required Holders whose consent is required in order to consummate the transactions contemplated hereby.
     (b) Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Company and the Subordinated Noteholders and their respective successors and assigns; provided that the Company may not assign its rights hereunder without the prior written consent of the Company and the Required Holders. There shall be no third party beneficiaries of any of the terms and provisions of this Agreement.
     (c) Entire Agreement. This Agreement, including all documents attached hereto, incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.
     (d) Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     (e) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Waiver Agreement has been duly executed and delivered as of the day and year first above written.

CANARGO ENERGY CORPORATION

By:
Name:

Title:
SUBORDINATED NOTEHOLDERS:
PENRITH LTD

By:
Name:
Title:

Thomas	L. Gipson

Robert	Gipson

SCHEDULE 6.11
SUBSIDIARY GUARANTORS
NINOTSMINDA OIL COMPANY LIMITED, organized under the laws of the Republic of Cyprus
CANARGO LIMITED, organized under the laws of the Bailiwick of Guernsey
TETHYS PETROLEUM INVESTMENTS LIMITED, organized under the laws of the Bailiwick of Guernsey
CANARGO (NAZVREVI) LIMITED, organized under the laws of the Bailiwick of Guernsey
CANARGO NORIO LIMITED, organized under the laws of the Republic of Cyprus
CANARGO LIMITED, organized under the laws of Ontario, Canada
TETHYS KAZAKHSTAN LIMITED, organized under the laws of the Bailiwick of Guernsey

SCHEDULE 7.3
DISCLOSURE MATERIALS
SECTIONS 7.3 AND 7.5
As reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequently in the Company’s Quarterly Report on Form 10-Q, as amended, for the fiscal quarter ended March 31, 2006, the Company identified a number of deficiencies that were symptomatic of and contributed to the overall material weakness relating to the financial statement close process identified in the Company’s evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2005. The Company also identified a material weakness relating to sufficient controls being in place to ensure adequate review of the application of generally accepted accounting principles relating to non-routine transactions, estimates and financial statement disclosures. As indicated in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, the Company intends to remediate such deficiencies and has undertaken a process to remediate them; however, no representation or warranty is being made as to the schedule for completion of such remediation process and, its failure to complete this remediation process may adversely affect its ability to accurately report its financial results in a timely manner.
As a result of recent publications and guidance from the Securities and Exchange Commission (“Commission”) and the Company’s ongoing internal control assessment process for 2005, the Company now believes the identified material weaknesses discussed above mean that its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) were ineffective as of December 31, 2005 and for the fiscal quarter ended March 31, 2006. Accordingly, it now believes that the material weaknesses discussed above mean that it cannot fully ensure that the information required to be disclosed by it in the reports it files or submits under the Exchange Act with the Commission (1) is recorded, processed, summarized and processed within the time period specified in the Commission’s rules and forms and (2) is accumulated and communicated to the management, including principal executives and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.
SECTIONS 7.10 AND 7.15
Under the terms of the service agreement dated January 27, 2005 between Ninotsminda Oil Company Limited (“NOC”) and Saipem S.p.A (“Saipem”), NOC had an obligation to provide irrevocable standby letters of credit to Saipem to guarantee payment by NOC under the agreement. Three standby letters of credit in the aggregate amount of $3,900,000 were issued by HSBC International Limited (“HSBC”) on the basis that they were 100% cash collateralized pursuant to the security interest agreement between the Company and HSBC dated February 2, 2005. One of the letters of credit in the sum of $1,100,000 expired on July 15, 2005. The second letter of credit in the sum of $2,250,000 was to expire on October 30, 2005 and the final letter of credit for $550,000 was to expire on December 30, 2005. The parties agreed to an extension of both letters of credit to June 30, 2006 and August 29, 2006 respectively.
The Senior Secured Notes are secured by a security interest in all the Company’s assets, including its principal Guernsey bank account, as well as senior ranking guarantees from each other CanArgo Group Member and pledges of all of the outstanding capital stock of

Ninotsminda Oil Company Limited (a limited liability company incorporated under the laws of the Republic of Cyprus), CanArgo Limited (a company incorporated under the laws of the Bailiwick of Guernsey) and Tethys Petroleum Investments Limited (a company incorporated under the laws of the Bailiwick of Guernsey).
The Subordinated Notes are guaranteed on a basis subordinated in right of payment to the payment of the Senior Secured Notes and the other “Senior Indebtedness” as defined under the Subordinated Note Purchase Agreement by the Company’s Material Subsidiaries.
SECTION 7.9 — TAXES
The Company was delinquent in filing income tax and information returns required by tax authorities in Canada and the United States during the fiscal years 2002 and 2003. These returns have now been filed and any payments shown to be due thereunder have now been made.
The Company’s two Cypriot Subsidiaries, CanArgo Norio Limited and Ninotsminda Oil Company Limited, are up to date with their tax assessments as estimates have been filed with the Cypriot tax authorities. However, neither company has filed its official tax return pending finalization of each entities audited accounts.
SECTION 7.19 — BASIC DOCUMENTS
CanArgo (Nazvrevi) Limited has previously received confirmation from the relevant licensing authority that its minimum work programme obligations had been met under the Nazvrevi PSC. Nevertheless, it has since been verbally suggested by the Georgian State that there may be a case that CanArgo (Nazvrevi) Limited should be required to drill a well as part of this commitment. Whilst CanArgo (Nazvrevi) Limited would contest this view, a well is planned subject to suitable commercial terms being agreed with respect to the proposed gas offtake agreement.

SCHEDULE 7.4
SUBSIDIARIES OF THE COMPANY
Subsection (a)
(a) CanArgo Energy Corporation and Subsidiaries
February 28, 2006
     Material subsidiaries

			CanArgo
			Energy
			Corporation
			Beneficial
	LEGAL NAME	INCORPORATION	Ownership	Notes	Status

1	CanArgo Energy Corporation	Delaware	Parent		Active
2	CanArgo Oil & Gas Inc	Ontario, Canada	100%		Active
3	CanArgo Limited	Ontario, Canada	100%	A	Active
4	Fountain Oil Ukraine Limited	New Brunswick, Canada	100%		Inactive
5	UK-RAN Oil Corporation	New Brunswick, Canada	90%	B	Inactive
6	Fountain Oil Canada Limited	New Brunswick, Canada	100%		Inactive
7	Focan Limited	New Brunswick, Canada	100%		Inactive
8	EOR Canada Limited	New Brunswick, Canada	100%	C	Inactive
9	CanArgo Acquisition Corporation	New Brunswick, Canada	100%		Inactive
10	Ninotsminda Oil Company Limited	Cyprus	100%	D	Active
11	CanArgo Oil Boryslaw Limited	Cyprus	100%	E	Inactive
12	CaspArgo Limited	Cyprus	10%	F	Inactive
13	CanArgo Norio Limited	Cyprus	100%	D	Active
14	Groundline Limited	Cyprus	100%	D	Inactive
15	E.P.S. European Petroleum Services Limited	Cyprus	100%	D	Inactive
16	Lateral Vector Resources Limited (formerly Longtex Limited)	Cyprus	100%	G	Inactive
17	Courtway Limited	Cyprus	100%	D	Inactive
18	CanArgo Limited	Guernsey	100%	H	Active
19	CanArgo (Nazvrevi) Limited	Guernsey	100%	D	Active
20	CanArgo Power Corporation Limited	Guernsey	100%	D	Active
21	CanArgo (Kaspi) Limited	Guernsey	100%	D	Active
22	Argonaut Well Services Limited	Guernsey	100%	D	Active
23	Tethys Petroleum Investments Limited	Guernsey	100%	D	Active
24	Tethys Kazakhstan Limited	Guernsey	100%	K	Active
25	CanArgo Samgori Limited	Guernsey	100%	D	Active
26	CanArgo Services (UK) Limited	England	100%	D	Active
27	Sagarejo Power Corporation Limited	Republic of Georgia	85%	L	Inactive
28	Georgian British Oil Company Ninotsminda	Republic of Georgia	50%	M & J	Inactive
29	Georgian British Oil Company Nazvrevi	Republic of Georgia	50%	N & J	Inactive
30	Georgian British Oil Company Norio	Republic of Georgia	50%	P & J	Inactive
31	Ninotsminda Services Limited	Republic of Georgia	100%	Q	Active
32	CanArgo Georgia Limited	Republic of Georgia	100%	D & S	Active
33	Ninotsminda Oil Company Limited	Jersey	100%	D	Inactive
34	CanArgo Norio Limited	Jersey	100%	D	Inactive
35	KaspOil JSC	Russia	Less than 1%	S	Active
36	BN Munai LLP	Kazakhstan	70% held by TKL	T	Active
37	Tethys MunaiGaz LLP	Kazakhstan	100%	U	Active
38	Kul-Bas LLP	Kazakhstan	70%	V	Active

Notes

A	100% owned by CanArgo Oil and Gas Inc.

B	90% owned by Fountain Oil Ukraine Limited. Balance owned by UK-Ran Energy Corp

C	100% owned by Focan Ltd. which in turn is 100% owned by CanArgo Energy Corporation

D	100% owned by CanArgo Limited, Guernsey

E	Formerly Fountain Oil Boryslaw Cyprus. Hold loans from Boryslaw Oil Company

F	10% owned by CanArgo (Kaspi) Limited. Balance owned by Allied Petroleum Technologies Corporation.

G	100% owned by Groundline Limited. Established to own interest in JIPA. Legal interest never tranferred.

H	100% owned by CanArgo Ltd. (Ontario)

J	In process of dissolution

K	100% owned by Tethys Petroleum Investments Limited

L	85% owned by CanArgo Energy Corporation. Balance owned by Sagarejo Electric Service.

M	50% controlling interest owned by Ninotsminda Oil Company Limited. Balance owned by Georgian Oil.

N	50% controlling interest owned by CanArgo Nazvrevi Limited. Balance owned by Georgian Oil.

P	50% controlling interest owned by CanArgo Norio Limited. Balance owned by Georgian Oil.

Q	100% owned by Ninotsminda Oil Company Limited. Holds ownership of apartments in payment of Rusatvi Cement Factory debt.

R	Non profit making PSC operator of Ninotsminda, Nazvrevi, Norio and Tbilisi PSCs

S	Ownership uncertain but between less than 1% and 10%

T	70% owned by Tethys Kazakhstan Limited. 20% by BN Invest. 10% by B Nazabayev.

U	100% owned by Tethys Kazakhstan Limited

V	70% ownership held through BN Munai

DIRECTORS AND SENIOR OFFICERS OF THE COMPANY

NAME	POSITION
Dr David Robson	Chairman of the Board, Chief Executive Officer and President

Vincent McDonnell	Director, Chief Operating Officer and Chief Commercial Officer

Michael Ayre (1)	Director

Russell Hammond (1) (2)	Director

Nils Trulsvik (1) (2)	Director

Elizabeth Landles	Corporate Secretary and Executive Vice President

Richard Battey	Chief Financial Officer

(1)	Member of Audit Committee

(2)	Member of Compensation Committee
Subsection (b)
On July 25, 2005, the Company issued the Senior Secured Notes to a group of accredited investors. The Senior Secured Notes are secured by a security interest in all the Company’s assets, including its principal Guernsey bank account, as well as senior ranking guarantees from each other CanArgo Group Member and pledges of all of the outstanding capital stock of Ninotsminda Oil Company Limited (a limited liability company incorporated under the laws of the Republic of Cyprus), CanArgo Limited (a company incorporated under the laws of the Bailiwick of Guernsey) and Tethys Petroleum Investments Limited (a company incorporated under the laws of the Bailiwick of Guernsey).
On March 3, 2006 the Company issued the Subordinated Notes to a small group of accredited investors. The Subordinated Notes are guaranteed to a basis subordinated in right of payment to the payment of the Subordinated Notes and the other “Senior Indebtedness” as defined under the Subordinated Note Purchase Agreement by the Company’s Material Subsidiaries.
Subsection (c)
Note Purchase Agreement dated as of July 25, 2005 among the Company and Ingalls & Snyder Value Partners L.P. together with the other purchasers listed therein.
Security Agreement, dated as of July 25, 2005, among the Company and Ingalls & Snyder Value Partners, L.P. together with other purchasers.

Security Interest Agreement (Securities), dated as of July 25, 2005, among CanArgo Ltd (Ontario), CanArgo Limited (Guernsey), Ingalls & Snyder LLC as Security Agent for the Secured Parties and the Secured Parties, as defined therein.
Security Agreement, dated as of July 25, 2005, among Tethys Petroleum Investments Limited, CanArgo Limited (Guernsey), Ingalls & Snyder LLC, as Security Agent for the Secured Parties as defined therein.
Agreement, dated as of July 25, 2005, among CanArgo Limited (Guernsey) and Ingalls & Snyder Value Partners, L.P. together with other Purchasers.
Subsidiary Guaranty, dated as of July 25, 2005, by and among Ninotsminda Oil Company Limited, CanArgo (Nazvrevi) Limited, CanArgo Norio Limited, CanArgo Limited (Guernsey), Tethys Petroleum Investments Limited, CanArgo Samgori Limited and CanArgo Ltd for the benefit of the holders of the Senior Secured Notes.
Note and Warrant Purchase Agreement dated as of March 3, 2006 among the Company and various purchasers listed therein.
Subordinated Subsidiary Guaranty, dated as of March 3, 2006, by and among Ninotsminda Oil Company Limited, CanArgo (Nazvrevi) Limited, CanArgo Norio Limited, CanArgo Limited (Guernsey), Tethys Petroleum Investments Limited, Tethys Kazakhstan Limited and CanArgo Ltd for the benefit of the holders of the Subordinated Notes.
Supplemental Agreement dated as of March 3, 2006 from Tethys Kazakhstan Limited for the benefit of the holders of the Senior Secured Notes.

SCHEDULE 7.5
FINANCIAL STATEMENTS
Annual Report for the fiscal year ended December 31, 2005 on Form 10-K, as filed with the SEC on March 16, 2006.
Quarterly Report for the fiscal quarter ended March 31, 2006 on Form 10-Q, as filed with the SEC on May 12, 2006.

SCHEDULE 7.8
CERTAIN LITIGATION
1.	On September 12, 2005, WEUS Holding Inc. (“WEUS”) a subsidiary of Weatherford International Ltd lodged a formal Request for Arbitration with the London Court of International Arbitration against the Company in respect of unpaid monies for work performed under the Master Service Contract dated June 1, 2004 between the Company and WEUS for the supply of under-balanced coil tubing drilling equipment and services during the first and second quarter of 2005. Pursuant to the Request for Arbitration, WEUS’ demand for relief is $4,931,332.55. The Company is contesting the claim and has filed a counter claim.
2.	One of the Company’s Wholly Owned Subsidiaries, UK-Ran Oil Corporation (“UK-Ran”) is named as one of the defendants in an action commenced in Alberta, Canada by Sutherland Developments Limited, Nelson Meyers, Edward Zederayko and Ruscan International Inc. The dispute relates to the Kashtan project in the Ukraine. The Company transferred its entire interest in the Kashtan project to a co-defendant Zhoda Corporation (“Zhoda”) in 1999. The plaintiff’s principal claims are (i) that by entering into this transfer both Zhoda and UK-Ran are in breach of their obligations under the unanimous shareholder agreement (“USA”) for UK-Ran which provided that Zhoda would conduct all of its oil and gas activities in the Republic of the Ukraine through UK-Ran; and (ii) that the plaintiffs are due to be paid dividends under the Overriding Royalty Agreements between the plaintiffs and UK-Ran. The defendants are seeking damages of approximately 600,000 CDN (approx $16,000).
3.	On July 27, 2005, GBOC Ninotsminda, an indirect subsidiary of the Company received a claim raised by certain of the Ninotsminda villagers (listed on pages 1 to 76 of the claim) in the Tbilisi Regional Court in respect of damage caused by the blowout of the N100 well on the Ninotsminda Field in Georgia on September 11, 2004. At a hearing in March 2006 the defendants increased the amount of damages sought to 50,000 GEL (approximately $27,000) per defendant, which increased the total claim to approximately $169,000,000.

SCHEDULE 7.11
LICENSES, PERMITS, ETC.
The Company’s interests in Kazakhstan are held through one of its wholly owned subsidiaries Tethys Kazakhstan Limited’s 70% interest in BN-Munai LLP, a Kazakh limited liability partnership.

SCHEDULE 7.14
USE OF PROCEEDS
Except as provided in the Note Purchase Agreement, the proceeds from the sale of the US $10,000,000 aggregate principal amount of Notes due •, 2010 shall be used for the following:
•	Payment of fees specified in Section 11.8

•	Drilling in the Eastern portion of the Ninotsminda Field and other work over/production enhancement activities

•	Appraisal drilling and testing on the Kumisi Gas Prospect which may be funded in part or all through a farm-out to a third party

•	Completion of appraisal well Manavi M12 and testing of both M11Z and M12

•	General working capital and corporate overheads

SCHEDULE 7.15
EXISTING INDEBTEDNESS
Senior Secured Notes in the aggregate sum of $25 million advanced to the Company pursuant to the Note Purchase Agreement, dated as of July 25, 2005, among the Company and Ingalls & Snyder Value Partners L.P. together with the other purchasers listed therein.
Subordinated Notes in the aggregate sum of $13 million advanced to the Company pursuant to the Subordinated Note Purchase Agreement.
Pursuant to the terms of the Memorandum of Agreement between Fountain Oil Incorporated and Fielden Management Services PTY, Ltd (“Fielden”) dated May 16, 1995, the Company has an obligation upon satisfaction of certain conditions relating to the achievement of specified Stynawske Field project performance targets to issue to Fielden up to 187,500 shares of Common Stock.
Under the terms of the service agreement dated January 27, 2005 between Ninotsminda Oil Company Limited (“NOC”) and Saipem S.p.A (“Saipem”), NOC had an obligation to provide irrevocable standby letters of credit to guarantee payment by NOC under the agreement. Three standby letters of credit in the aggregate amount of $3,900,000 were issued by HSBC International Limited (“HSBC”) on the basis that they were 100% cash collateralized pursuant to the security interest agreement between the Company and HSBC dated February 2, 2005. One of the letters of credit in the sum of $1,100,000 expired on July 15, 2005. The second letter of credit in the sum of $2,250,000 was to expire on October 30, 2005 and the final letter of credit for $550,000 was to expire on December 30, 2005. The parties have agreed to extensions to both letters of credit to June 30, 2006 and August 29, 2006 respectively.

SCHEDULE 7.18
ENVIRONMENTAL MATTERS
In September 2004, the Company had a blow-out of its N100 well on the Ninotsminda Field which was successfully capped three days later. The Company has incurred and continues to incur costs in relation to the blow-out principally for clearing the environment and compensation. The Company’s insurance covers 80% of these costs up to a cap of $2,500,000.
On July 27, 2005, GBOC Ninotsminda, an indirect subsidiary of the Company received a claim raised by certain of the Ninotsminda villagers (listed on pages 1 to 76 of the claim) in the Tbilisi Regional Court in respect of damage caused by the blowout of the N100 well on the Ninotsminda Field. At a hearing in March 2006 the defendants increased the amount of damages sought to 50,000 GEL (approximately $27,000) per defendant, which increased the total claim to approximately $169,000,000.

SCHEDULE 7.19
BASIC AGREEMENTS
1.	Production Sharing Contract among (1) Georgia, (2) Georgian Oil and (3) JKX Ninotsminda Limited dated February 15, 1996 (“Ninotsminda PSC”).
2.	Production Sharing Contract among (1) State Agency in Georgia, (2) Georgian Oil and (3) CanArgo Norio Limited dated December 12, 2000 (“Norio PSC”).
3.	Production Sharing Contract among (1) the State Agency for Regulation of Oil and Gas Resources of Georgia, (2) National Oil Company- Saknavtobi and (3) CanArgo Norio Limited for Blocks XI (G) and XI(H) dated June 28, 2003 (“Tbilisi PSC”).
4.	Production Sharing Contract among (1) Georgia, (2) Georgian Oil and (3) CanArgo (Nazvrevi) Limited dated February 20, 1998 (“Nazvrevi PSC”).

SCHEDULE 12.1
TRANSACTIONS WITH AFFILIATES
The transactions provided for in:-
(i) Management Services Contract dated June 29, 2000 between the Company and Vazon Energy Limited, as amended by Deed of Variation of Management Services Agreement dated May 2, 2003 between the parties; and
(ii) Agreement for Provision of Management Services dated February 18, 2004 between the Company and Vazon Energy Limited.

SCHEDULE 12.8
PERMITTED FARMOUT COUNTERPARTIES
Exceptions when no consent to farm-out is required by the Company would include:
1.	Any company, or the wholly owned subsidiary of any company quoted on a Recognised Stock Exchange with a market capitalization of US$100 million or above. The following are Recognised Stock Exchanges:
American Stock Exchange
Amsterdam Exchanges N.V.
Athens Stock Exchange
Australian Stock Exchange Ltd
Barcelona Stock Exchange
Bolsa de Madrid
Bolsa de Comercio de Santiago
Bolsa de Valores de Bilboa
Bolsa de Valores de Lisboa
Bolsa de Valores do Rio de Janeiro
Bolsa de Valores de Sao Paulo
Bolsa Mexicana de Valores
Bourse de Montréal
Brussels Exchanges Ltd
Canadian Venture Exchange
Copenhagen Stock Exchange
Deutsche Börse AG
Helsinki Exchanges Group Ltd
Irish Stock Exchange
Italian Stock Exchange
London Stock Exchange
National Association of Securities Dealers Inc National Market System
New York Stock Exchange Inc
New Zealand Stock Exchange
Osaka Stock Exchange
Oslo Bors
Paris Bourse SBF SA
Singapore Exchange
Société de la Bourse de Luxembourg SA
Swiss Exchange
Taiwan Stock Exchange
The Stock Exchange of Hong Kong Ltd
The Toronto Stock Exchange
Tokyo Stock Exchange
Warsaw Stock Exchange
Wiener Börse AG

2.	Any company which is 10% or more owned (directly or indirectly) by the government of a member of the United Nations.
3.	In addition, the following specific companies so long as the aggregate equity ownership of the CanArgo Group Members, the Officers and the Directors in such company is less than 5% of the outstanding equity capital of the named company:
Nations Energy Company Limited
Central Asian Oil
Caspian Gas
Kaz Trans Oil Company
KazMunayGas
KazTransGas
KazRosGas
Kazakhstan Electricity Grid Operating Company (KEGOC)
Victory Oil Company
Victoria Grata
Union – N
Sandvik – Tamrok
Proussag Energy
Nimir Petroleum Bars
MMG – AM Nova
Kazoilproduct
Oman Gas Company
Kazakhstan Pipeline Company SA
Offshore Kazakhstan International Operating Company (OKIOC)
KazakhstanCaspiShelf
Roustabout International Energy
Alcor
Boccard
Borkit Ltd
Caspian Energy
Caspian Resources
Caspian Holdings
Nelson Resources
Petrokazakhstan
Imperial Energy
Kazneftekhim
Kaztrubprom
Kazneftegasmash JSC
Kazgiproneftetrans JSC
OGO Interoil
Petrom S.A.
Polish Oil and Gas Group
Roxar Services AS

Samson AG
Somex
Stroitrans Gas
Wika Kazakhstan
Karakudukmunai
Zarubejhneft
Embamunaigas
Transmeridian
BMB Munai
Georgian State Oil Company (Saknaftobi)
PetroChina
Questerre Energy Corporation
China Petrochemical Corporation (Sinopec)
China National Petroleum Corporation (CNPC)
China National Offshore Oil Company (CNOOC)
China Oilfield Service, Ltd. (COSL)
China National Star Petroleum
Bright Ocean (BOCO)
Japan National Oil Company (JNOC).
Japan Petroleum Exploration Corporation (Japex),
Inpex
Nippon Oil
Teikoku Oil
Japex
Itochu Corporation
Tokyo Gas
Osaka Gas
Toho Gas
Gazprom
Itera
Tatneft
Transneft
Lukoil
OAO Yukos
Sibneft
RAO UES
OMV
PA Resources
Questerre
Lundin Petroleum
Tanganyika Oil Company Ltd.
Valkyries Petroleum Corp
Northern Petroleum
North Oil
DNO
Centurion Energy International

Kuwait Petroleum
Iraq National Oil Company
Nigerian National Oil Company
Saudi Arabian Oil Company
Statoil
Repsol
Norsk Hydro
Sonatrach
Chinese Petroleum (Taiwan)
Pemex
Petrobras
Petronas
Dragon Oil
Qatar Petroleum
Saudi Aramco
PDVSA, Venezuela
Sonangol, Angola
ONGC, India
MOL
Indonesia Petroleum (Inpex)
ATH Resources
AvrAsya and associated companies
BlackRock
Caledonia Resources
Caspian Energy
Caspian Holdings
Celik
Desire Petroleum
Egdon Resources
Equator Exploration
Circle Oil
Falkland Oil and Gas
First Calgary
Frontera Resources
Gaz Impex
GTL Resources
Global Energy
Granby Oil and Gas
Gulf Keystone
Hardman Resources
Imperial Energy
Island Oil and Gas
Mobilex Energy
MCC Energy
Nelson Resources
Oriel Resources

Petrel Resources
Ramco
Regal Petroleum
Sibir Energy
Star Energy
Sterling Energy
Victoria Oil and Gas
Westmount Energy
Arawak Energy Corporation
Bankers Petroleum Ltd.
Canoro Resources Ltd
Centurion Energy International
Petrofalcon Corporation
TransGobe Energy Corporation
Altinex
Discover Petroleum
Dong
Endeavour International Corp
Ener Petroleum
Northern Oil
Northern Petroleum
Norwegian Energy Company
Norwegian Petroleum Group
Paladin Resources
RockSource
Seraphim Energy
Seraphim Energy LLC
Zorlu Enerji
Persistency and its affiliates